UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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SOMAXON PHARMACEUTICALS, INC.

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SOMAXON PHARMACEUTICALS, INC.
3570 Carmel Mountain Road, Suite 100
San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The Annual Meeting of the Stockholders of Somaxon Pharmaceuticals, Inc. will be held on June 9, 2010 at 1:00 p.m. Pacific time at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, CA 92130, for the following purposes:
1.	To elect two directors for a three-year term to expire at the 2013 Annual Meeting of Stockholders;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and
3.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.
Stockholders of record at the close of business on April 15, 2010 are entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.
Accompanying this notice is a proxy card. Whether or not you expect to attend our Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.
All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Richard W. Pascoe
President, Chief Executive Officer and Director
Solana Beach, California
April 30, 2010

i

SOMAXON PHARMACEUTICALS, INC.

PROXY STATEMENT
The board of directors of Somaxon Pharmaceuticals, Inc., a Delaware corporation (“Somaxon,” the “company,” “we” or “us”), is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on June 9, 2010 at 1:00 p.m. Pacific time at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, CA 92130, and at any adjournments or postponements thereof. If you need directions to the location of the annual meeting, please contact us at (858) 480-0400. This Proxy Statement will be first sent to stockholders on or about April 30, 2010.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 9, 2010: This proxy statement and our annual report are available electronically at http://materials.proxyvote.com/834453.
All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy card in the enclosed envelope, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the proxy card.
A proxy may be revoked by written notice to our corporate secretary at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
Directors will be elected by a favorable vote of a plurality of the aggregate votes present, in person or by proxy, at the Annual Meeting. Accordingly, abstentions will not affect the outcome of the election of candidates for director. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors. Thus, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on the election of directors and will not be counted in determining the number of shares necessary for approval, although they will count for purposes of determining whether a quorum exists. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.
The proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the aggregate votes present, in person or by proxy, and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal. However, ratification of the selection of PricewaterhouseCoopers LLP is considered a routine matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.
Stockholders of record at the close of business on April 15, 2010 (the “record date”) will be entitled to vote at the meeting or vote by proxy. As of that date, 34,250,356 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum.
The cost of preparing, assembling and mailing the Notice of Annual Meeting, proxy statement and proxy card will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS
Our board of directors currently consists of eight members. Our Amended and Restated Certificate of Incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible and with staggered terms of office, and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, two nominees for director are to be elected as Class II directors for a three-year term expiring at our 2013 Annual Meeting of Stockholders. The nominees are Richard W. Pascoe and Kurt von Emster. The Class I and Class III directors have two years and one year, respectively, remaining on their terms of office.
A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our board of directors’ nominees or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our board of directors to fill such vacancy.
Information Regarding Directors
The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:
Nominees for Election for a Three-Year Term Expiring at the
2013 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with the Company
Richard W. Pascoe	46	President, Chief Executive Officer and Director
Kurt von Emster	42	Director, Chairman of the Nominating/Corporate Governance Committee
Richard W. Pascoe joined us as our President and Chief Executive Officer in August 2008 and has served as a member of our board of directors since August 2008. Before joining us, Mr. Pascoe was the Chief Operating Officer at ARIAD Pharmaceuticals, an emerging oncology company, where he led commercial operations, manufacturing, information services, program and alliance management and business development. Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc., including senior vice president of neuroscience marketing and sales and vice president positions in both international sales and marketing and hospital sales. He also held positions in the commercial groups at Medco Research, Inc. (which was acquired by King), COR Therapeutics, Inc. (where he helped lead the successful launch of eptifibatide [Integrilin®]), B. Braun Interventional and the BOC Group. Mr. Pascoe served as a commissioned officer in the United States Army following his graduation from the United States Military Academy at West Point where he received a B.S degree in Leadership. Mr. Pascoe’s appointment as our President and Chief Executive Officer and the board’s belief that the company’s chief executive officer should serve on the board, as well as Mr. Pascoe’s depth and diversity of experience in senior management of public specialty pharmaceutical companies and his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Pascoe should serve as a director of the company.
Kurt von Emster, CFA has served as a member of our board of directors since August 2005. Mr. von Emster is currently Managing Director of venBio LLC. From November 2000 through February 2009, Mr. von Emster was a General Partner and Portfolio Manager for the MPM BioEquities Fund. Prior to joining MPM, Mr. von Emster spent 11 years with Franklin Templeton Group as a Vice President and Portfolio Manager where he managed over $2 billion in health and biotech funds. In his tenure at Franklin, Mr. von Emster was responsible for building the health care group and was responsible for conceiving and developing seven different life science investment products for Franklin. Mr. von Emster holds the Chartered Financial Analyst designation (CFA), is a member of the Association for Investment Management and Research and is a member of the Security Analysts of San Francisco. Mr. von Emster currently serves on the boards of directors of Facet Biotech Corporation, a publicly traded biotechnology company, and Metabolex, a private drug development company. He has a degree from the University of California at Santa Barbara in Business and Economics. Mr. von Emster’s depth and diversity of experience on boards of directors of public and private biotechnology companies and in evaluating and investing in biotech companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. von Emster should serve as a director of the company.

Jesse I. Treu, Ph.D, is also currently a member of Class II of our board of directors, but Dr. Treu has notified us that he will not stand for re-election to the board at the 2010 annual meeting of stockholders. As such, Dr. Treu’s tenure on our board of directors will come to an end as of such meeting. The Board intends to appoint a successor to Dr. Treu to serve in Class II of our board of directors at such time that a nominee is selected in accordance with our director nomination process. Dr. Treu has served as a member of our board of directors since December 2003. Dr. Treu has been a Partner of Domain Associates since its inception 25 years ago. He has been a director of over 30 early-stage health care companies, 18 of which have so far become public companies. Present board memberships include Afferent Pharmaceuticals, Altea Therapeutics, Aesthetic Sciences, CoLucid, Regado Biosciences and Tandem Diabetes Care, Inc. He has also served as a Founder, President and Chairman of numerous venture stage companies. Dr. Treu also served as a director of BiPar Sciences from 2007 to 2009, Celladon Corporation from 2005 to 2006, Northstar Neuroscience from 2002 to 2007 and SenoRx from 1999 to 2008. Prior to the formation of Domain, Dr. Treu had twelve years of experience in the health care industry. He was Vice President of the predecessor organization to The Wilkerson Group, and its venture capital arm, CW Ventures. While at CW Ventures, he served as President and CEO of Microsonics, a pioneer in computer image processing for cardiology. From 1977 through 1982, Dr. Treu led new product development and marketing planning for immunoassay and histopathology products at Technicon Corporation, which is now part of Siemens Diagnostics. Dr. Treu began his career with General Electric Company in 1973, initially as a research scientist developing thin film optical sensors for immunoassay testing, and later serving on the corporate staff with responsibility for technology assessment and strategic planning. Dr. Treu received his B.S. from Rensselaer Polytechnic Institute and his M.A. and Ph.D. in physics from Princeton University. Dr. Treu’s depth and diversity of experience on boards of directors and in senior management of public and private specialty pharmaceutical companies and in evaluating and investing in biotech companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Dr. Treu should serve as a director of the company.
Members of the Board of Directors Continuing in Office
Term Expiring at the
2011 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with the Company
David F. Hale	61	Chairman of the Board
Michael L. Eagle	62	Director
David F. Hale is one of our co-founders and has served as Chairman of the Board of Directors since our founding in August 2003. He also served as our interim Chief Executive Officer from January 2008 until August 2008. Mr. Hale has served as Chairman and Chief Executive Officer of Hale BioPharma Ventures since May 2006. Mr. Hale served as President and Chief Executive Officer of CancerVax Corporation, a biotechnology company, from October 2000 until it merged with Micromet AG in 2006. He served as a director of CancerVax from December 2000 until the merger with Micromet Inc., and he currently serves as Chairman of Micromet’s board of directors. Prior to joining CancerVax, he was President and Chief Executive Officer of Women First HealthCare, Inc., a pharmaceutical company, from January 1998 to May 2000. Mr. Hale served as President, Chief Executive Officer and Chairman of Gensia Inc., a pharmaceutical company which became Gensia Sicor, from May 1987 to November 1997. Prior to joining Gensia, Mr. Hale was President and Chief Executive Officer of Hybritech Inc. Mr. Hale serves as Chairman of the Board of Santarus, Inc. and the privately held companies SkinMedica, Inc., Ridge Diagnostics, Automedics, Inc., Advantar Laboratories, Crisi Medical Systems and Neurelis, Inc. and as a director of Conatus Pharmaceuticals. Mr. Hale was formerly a director of Metabasis Therapeutics, Inc. from 1998 through January 2010, including its Chairman of the Board from 2006 through January 2010.
Mr. Hale is a member of the boards of directors of industry organizations including BIOCOM/San Diego and the Biotechnology Industry Organization (BIO) and is a Co-Founder and Chairman of CONNECT, and is a member of the board of directors of Rady Children’s Hospital and Health Center and the Sanford-Burnham Medical Research Institute and the Biotechnology Institute. Mr. Hale received a B.A. degree in Biology and Chemistry from Jacksonville State University. Mr. Hale’s depth and diversity of experience on boards of directors and in senior management of public and private specialty pharmaceutical companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Hale should serve as a director of the company and as its non-executive chairman of the board.
Michael L. Eagle has served on our board of directors since May 2007. Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Since retiring from Eli Lilly, he has served as a founding member of Barnard Life Sciences, LLC. Mr. Eagle serves on the boards of directors of Cadence Pharmaceuticals, Inc., a specialty pharmaceutical company, Micrus Endovascular Corporation, a medical device company, and Cardio Polymers, Inc., formerly known as Symphony Medical, a private medical device company. Mr. Eagle earned his B. S. degree in mechanical engineering from Kettering University and an M.B.A. from the Krannert School of Management at Purdue University. He serves on the Board of Trustees of the La Jolla Playhouse and Futures for Children. Mr. Eagle’s depth and diversity of experience on boards of directors and in senior management of public and private pharmaceutical and medical device companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Eagle should serve as a director of the company.

Term Expiring at the
2012 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with the Company
Terrell A. Cobb	60	Director
Erle T. Mast	47	Director, Chairman of the Audit Committee
Thomas G. Wiggans	58	Director
Terrell A. Cobb has served as a member of our board of directors since August 2003. Mr. Cobb is the founder and currently serves as President of ProCom One, a drug development company, a position he has held since 1998. We license Silenor from ProCom One, Inc. as described in further detail under “Certain Relationships and Related Transactions” below. From 1995 to the present, Mr. Cobb has served as a consultant focusing on business development activities in the pharmaceutical industry. Mr. Cobb previously spent 15 years in various positions at Johnson and Johnson. Mr. Cobb has founded four specialty pharmaceutical companies, has held senior management positions in several start-up organizations, including Pharmaco and Scandipharm, and has acted as an advisor and consultant to other drug development companies. He received a B.A. degree from Mercer University in Chemistry and Psychology. Mr. Cobb’s depth and diversity of experience on boards of directors and in senior management of public and private specialty pharmaceutical companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Cobb should serve as a director of the company. In addition, ProCom One has the right to designate one member of our board of directors, and ProCom One has designated Mr. Cobb to serve in such role.
Erle T. Mast has served on our board of directors since June 2008. Mr. Mast currently serves as Executive Vice President and Chief Financial Officer and is a co-founder of Clovis Oncology, Inc., an emerging biopharmaceutical company. Previously, Mr. Mast was Chief Financial Officer of Pharmion Corporation from 2002 until its acquisition by Celgene Corporation in March 2008. Mr. Mast was also an Executive Vice President of Pharmion from February 2006 until the acquisition. He was Vice President of Finance for Dura Pharmaceuticals, Inc. from 1997 until its acquisition by Elan Corporation, plc in 2000, and thereafter he was Chief Financial Officer of Elan’s Global Biopharmaceuticals business until 2002. Prior to that, Mr. Mast was a partner with Deloitte & Touche, LLP. Mr. Mast has been a director of Zogenix, Inc. since 2008 and was a director of Verus Pharmaceuticals, Inc. from 2007 to 2009. Mr. Mast graduated from California State University, Bakersfield with a degree in business administration. Mr. Mast’s depth and diversity of experience on boards of directors and in senior management of public and private specialty pharmaceutical companies, including his specific experience and skills that qualify Mr. Mast to be our “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission, or SEC, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Mast should serve as a director of the company.
Thomas G. Wiggans has served on our board of directors since June 2008. Mr. Wiggans served as Chief Executive Officer of Peplin, Inc. from August 2008 until Peplin’s acquisition by LEO Pharma A/S in November 2009, and as Chairman of Peplin’s Board of Directors from October 2007 until such acquisition. Mr. Wiggans served as Chief Executive Officer of Connetics Corporation from 1994 until December 2006 when Connetics was acquired by Stiefel Laboratories, Inc. Mr. Wiggans was also Chairman of the Board of Connetics from January 2006 until the acquisition. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics Inc. He served in various positions at Ares-Serono Group from 1980 to 1992, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans currently serves on the boards of directors of Sangamo Biosciences, Inc., Onyx Pharmaceuticals, Inc. and Victory Pharma Inc. Mr. Wiggans also served as a director of Corthera, Inc. from 2009 to 2010. He is also on the Board of Trustees of the University of Kansas Endowment Association. In addition, Mr. Wiggans is Chairman of the Biotechnology Institute, a non-profit educational organization. Mr. Wiggans holds a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University. Mr. Wiggans’ depth and diversity of experience on boards of directors and in senior management of public and private specialty pharmaceutical companies, as well as his personal and professional integrity, ethics and values, led the board of directors to conclude that Mr. Wiggans should serve as a director of the company. As of the 2010 annual meeting of stockholders, Mr. Wiggans will become the Chairman of the Compensation Committee of our board of directors.
Board Meetings
Our board of directors held 14 meetings and acted by unanimous written consent without a meeting once during 2009. Our audit committee held four meetings during 2009. Our compensation committee held three meetings and acted by unanimous written consent without a meeting once during 2009. Our nominating/corporate governance committee held two meetings during 2009. Each of our directors who served during the past year attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he served.

Committees of the Board
Audit Committee. Our audit committee currently consists of Messrs. Mast (chair), Eagle and von Emster, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the SEC and the Nasdaq Stock Market, Inc. Mr. Wiggans was a member of the audit committee until March 19, 2010, at which time he was replaced by Mr. von Emster. Our board of directors has determined that Mr. Mast qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The audit committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee annually reviews and assesses its charter. The committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The committee’s responsibilities include:
•	selecting and hiring our independent registered public accounting firm;
•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;
•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;
•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;
•	preparing the report that the SEC requires in our annual proxy statement;
•	reviewing and approving any related party transactions; and
•	reviewing and monitoring compliance with our code of conduct and ethics and investigating complaints received through our ethics helpline.
Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.
Compensation Committee. Our compensation committee currently consists of Dr. Treu (chair) and Messrs. Eagle and Wiggans, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the SEC and the Nasdaq Stock Market, Inc. From and after the 2010 annual meeting of stockholders, Mr. Wiggans will become the Chairman of the compensation committee. The compensation committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee annually reviews and assesses its charter. The committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and where applicable to recommend these plans to our board of directors. The committee’s responsibilities include:
•	reviewing and recommending compensation and benefit plans for our executive officers and compensation policies for members of our board of directors and board committees;
•	reviewing the terms of offer letters and employment agreements and arrangements with our officers;
•	setting performance goals for our company and reviewing performance against these goals;

•	evaluating the competitiveness of our executive compensation plans and periodically reviewing executive succession plans; and
•	preparing the report that the SEC requires in our annual proxy statement.

Nominating/Corporate Governance Committee. Our nominating/corporate governance committee currently consists of Messrs. von Emster (chair), Mast and Wiggans, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the SEC and the Nasdaq Stock Market, Inc. The nominating/corporate governance committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee annually reviews and assesses its charter. The committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board of directors, and to develop our corporate governance principles. The committee’s responsibilities include:
•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;
•	developing and administering a policy for considering stockholder nominees for election to our board of directors;
•	evaluating and recommending candidates for election to our board of directors;
•	overseeing our board of directors’ performance and self-evaluation process; and
•	reviewing our corporate governance principles and providing recommendations to the board of directors regarding possible changes.
Director Nomination Process
Director Qualifications
In evaluating director nominees, the nominating/corporate governance committee considers the following factors:
•	personal and professional integrity, ethics and values;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in our industry;
•	experience with social policy concerns relevant to our industry;
•	experience as a board member of another publicly held company;
•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and
•	practical and mature business judgment.
The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other factors as it may deem to be in the best interests of our company and our stockholders. The nominating/corporate governance committee does, however, believe it appropriate for at least one, and preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee also believes it appropriate for our President and Chief Executive Officer to serve as a member of our board of directors.

Identification and Evaluation of Nominees for Directors
The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective.
If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.
We have not received director candidate recommendations from our stockholders, and we do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.
Pursuant to our bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (1) the stockholder’s name and contact information, as they appear on our books, (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder, (3) a representation that the stockholder is a holder of record of our capital stock and entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (4) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the candidate and/or (b) otherwise to solicit proxies from stockholders in support of the nomination, and (5) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-101 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2011 Annual Meeting of Stockholders, the recommendation should be received by our corporate secretary at our principal executive offices pursuant to our procedures detailed in the section below entitled “Stockholder Proposals.”
Board Leadership and Risk Oversight
We believe it is the chief executive officer’s responsibility to manage the company and the chairman’s responsibility to lead the board. As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have an independent chairman whose sole job is leading the board. By having another director serve as chairman of the board, Mr. Pascoe will be able to focus his entire energy on managing the company.
We believe our chief executive officer and our chairman have an excellent working relationship that has allowed Mr. Pascoe to make a good transition into the role of president and chief executive officer since joining the company in August of 2008. By clearly delineating the role of the chairman position in our corporate governance guidelines, we ensure there is no duplication of effort between the chief executive officer and the chairman. We believe this provides strong leadership for our board, while also positioning Mr. Pascoe as the leader of the company in the eyes of our collaborators, vendors, employees and other stakeholders.
Our board has five independent members and three non-independent members. A number of our independent board members are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three board committees comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the board by the non-executive chairman, benefits our company and our stockholders.

Our audit committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full board. The audit committee receives reports from management at least quarterly regarding the company’s assessment of risks. In addition, the audit committee reports regularly to the full board of directors, which also considers the company’s risk profile. The audit committee and the full board of directors focus on the most significant risks facing the company’s business and the company’s general risk management strategy, and also ensure that risks undertaken by the company are consistent with company’s corporate strategy and reflect an appropriate level of risk. While the board oversees the company’s risk management, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.
Pursuant to our bylaws and our corporate governance guidelines, our board determines the best board leadership structure for our company from time to time. As part of our annual board self-evaluation process, we evaluate our leadership structure to ensure that the board continues to believe that it provides the optimal structure for our company and stockholders. We recognize that different board leadership structures may be appropriate for companies in different situations. We believe our current leadership structure, with Mr. Pascoe serving as chief executive officer and Mr. Hale serving as chairman of the board, is the optimal structure for our company at this time.
Communications with our Board of Directors
Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at Somaxon Pharmaceuticals, Inc., 3570 Carmel Mountain Road, Suite 100, San Diego, California 92130. Our corporate secretary will relay all such communications to our board of directors, or individual members, as appropriate.
Code of Ethics
Our company has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees which is available on our internet website at www.somaxon.com. The Code of Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.
Corporate Governance Documents
Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters for each of our audit committee, compensation committee and nominating/corporate governance committee are available, free of charge, on our website at www.somaxon.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Somaxon Pharmaceuticals, Inc., 3570 Carmel Mountain Road, Suite 100, San Diego, California 92130.
Report of the Audit Committee
The audit committee oversees our financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.
The audit committee reviewed with PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP their independence from management and our company, has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board, Rule 3526 Communication with Audit Committees Concerning Independence, and has considered the compatibility of non-audit services with the independence of our registered public accounting firm.

The audit committee met with PricewaterhouseCoopers LLP to discuss the overall scope of their audit. The meetings with PricewaterhouseCoopers LLP were held, with and without management present, to discuss the results of their examination, their comments on our internal controls and the overall quality of our financial reporting.
Based on the reviews and discussions referred to above, the audit committee has recommended to our board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2009. The audit committee and our board of directors have also recommended, subject to stockholder approval, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.
This Audit Committee Report is not soliciting material, is furnished solely with this proxy statement, and is not filed with this proxy statement, or otherwise deemed filed with the SEC, and shall not be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made by us before or after the date hereof, regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this material by reference into any such filing.
The foregoing report has been furnished by the audit committee.
Erle T. Mast, Chairman
Michael L. Eagle
Kurt von Emster
Compensation of our Board of Directors
We compensate non-employee directors for their service on our board of directors under our Director Compensation Policy. In February 2009, the compensation committee reviewed compensation levels of our board of directors and recommended to the board of directors that no changes be made. The board of directors discussed this recommendation and assessed whether any changes to director compensation levels were warranted, and no changes to director compensation were made.
In April 2010, the compensation committee again reviewed compensation levels of our board of directors. The compensation committee recommended to the board of directors that the quarterly retainer of our non-Executive Chairman of the Board be increased from $25,000, or $100,000 per year, to $28,000, or $112,000 per year, effective retroactively to April 1, 2010. In addition, the compensation committee recommended to the board of directors that retainers and per-meeting fees be paid in cash rather than in restricted stock units, or RSUs, under our 2005 Stock Incentive Plan, effective retroactively to April 1, 2010. The board of directors adopted both of these changes to the Director Compensation Policy in April 2010.
Under the current Director Compensation Policy, each non-employee director is eligible to receive a quarterly retainer of $6,250, or $25,000 annually, for service on our board of directors. For his service as our Executive Chairman of the Board from January through June 2009, Mr. Hale received a monthly salary of $15,000 in the form of RSUs which vest on our first open trading window following the first commercial sale of Silenor in the United States. Since Mr. Hale returned to the role as non-Executive Chairman of the Board in June 2009, Mr. Hale’s compensation has been determined under our Director Compensation Policy.
Our non-employee directors also receive retainers for their service on board committees. The Chairman of the audit committee of the board of directors receives a quarterly retainer of $2,500, or $10,000 per year. Each other member of our audit committee receives a quarterly retainer of $750, or $3,000 per year. Each member of the compensation committee of our board of directors receives a quarterly retainer of $625, or $2,500 per year, and each member of the nominating/corporate governance committee of our board of directors receives a quarterly retainer of $250, or $1,000 per year.
Each non-employee director is also eligible to receive an incremental stipend of $1,500 for each board meeting attended in person, or $750 for each board meeting attended by telephone, and $1,000 for each committee meeting attended in person, or $500 for each committee meeting attended by telephone. We reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Our directors may participate in our stock incentive plans and employee-directors may participate in our employee stock purchase plan. Any non-employee director who is elected to our board of directors is granted an option to purchase 35,000 shares of our common stock on the date of his or her initial election to our board of directors. In addition, on the date of each annual meeting of our stockholders, (1) each continuing non-employee director will be eligible to receive an option to purchase 15,000 shares of common stock, (2) the non-Executive Chairman of the Board will be eligible to receive an additional annual option to purchase 25,000 shares of common stock (for a total of 40,000 shares), (3) the Chairman of our audit committee will be eligible to receive an additional annual option to purchase 5,000 shares of common stock (for a total of 20,000 shares) and (4) the Chairmen of our nominating/corporate governance committee and our compensation committee will be eligible to receive an additional annual option to purchase 2,500 shares of common stock (for a total of 17,500 shares each). Such options will have an exercise price per share equal to the fair market value of our common stock on such date. The initial options granted to non-employee directors described above will vest over three years in 36 equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest in 12 equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors (and, with respect to grants to a Chairman of the Board or board committee, service as Chairman of the Board or a committee) on those dates. The term of each option granted to a non-employee director shall be ten years.
Director Compensation Table
The following table summarizes our director compensation for each of our directors except Mr. Hale and Mr. Pascoe for the year ended December 31, 2009. Please see the tables relating to our Named Executive Officers under “Executive Compensation” below for information relating to Mr. Hale and Mr. Pascoe. The “Stock Awards” column is the grant date fair value of stock awards issued during 2009, adjusted for our assessment of the probability that performance conditions will be achieved. The grant date fair value was determined in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R) Share Based Payment, or SFAS No. 123(R), using the stock price on the date of grant. The “Option Awards” column is the grant date fair value of stock options granted during 2009, adjusted for our assessment of the probability that performance conditions will be achieved. The grant date fair value was determined in accordance with the provisions of SFAS No. 123(R) using the Black-Scholes valuation model with assumptions described in more detail in our audited financial statements included in our annual report on Form 10-K for our 2009 fiscal year. None of the awards with performance conditions were considered probable of achieving their vesting provisions on the date of grant. Therefore the grant date fair value of such performance awards for purposes of the Director Compensation Table was zero. The full grant date fair value of awards which vest upon achieving performance conditions is, however, provided in the “Grants of Share-Based Awards” table below.

					Change in
					Pension Value
					and
				Non-Equity	Nonqualified
	Fees Earned			Incentive Plan	Deferred	All Other
	or Paid in	Stock Awards	Option Awards	Compensation	Compensation	Compensation
Name and Principal Position	Cash ($) (1)	($) (1)	($) (2)	($)	Earnings ($)	($)	Total ($)
Erle T. Mast, Director, Chairman of the Audit Committee	$—	$—	$79,019	$—	$—	$—	$79,019
Jesse I. Treu, Ph.D., Director, Chairman of the Compensation Committee	—	—	41,529	—	—	—	41,529
Kurt von Emster, Director, Chairman of the Nominating / Corporate Governance Committee	—	—	41,529	—	—	—	41,529
Terrell A. Cobb, Director	—	—	43,176	—	—	—	43,176
Michael L. Eagle, Director	—	—	138,039	—	—	—	138,039
Kurt C. Wheeler, former Director (3)	—	—	39,159	—	—	—	39,159
Thomas G. Wiggans, Director	$—	$—	$74,508	$—	$—	$—	$74,508

(1)
During 2009, members of our board of directors received RSUs in lieu of cash compensation. The RSUs vest on the first open trading window under our insider trading policy following the first commercial sale of Silenor in the United States.

(2)
Amounts presented under “Option Awards” include grant date fair value of stock options granted under our stock option exchange program which was completed on June 9, 2009, as well as the full grant date fair value annual stock option awards made to our non-employee directors under our director compensation policy. See the “Grants of Share-Based Awards” table below for further detail.

(3)	Mr. Wheeler resigned from our board of directors and the compensation and nominating/corporate governance committees thereof effective as of March 18, 2010.

Grants of Share-Based Awards Table
The following table summarizes the grant date fair value of each share-based award granted to members of our board of directors, except Mr. Hale and Mr. Pascoe, for the year ended December 31, 2009. Please see the tables relating to the compensation of our Named Executive Officers for information relating to Mr. Hale and Mr. Pascoe.

			Option Awards			Stock Awards
			Number of
			Shares
			Underlying
			Stock	Exercise	Grant Date Fair	Number of	Grant Date Fair
			Options	Price per	Value of Option	Shares	Value of Stock
Name and Principal Position	Grant Date		Granted (#)	Share ($)	Awards ($) (2)	Granted (#) (3)	Awards ($) (2)
Erle T. Mast, Director, Chairman	3/31/2009					35,000	$12,250
of the Audit Committee	6/9/2009	(1)	26,666	$1.23	$62,056
	6/9/2009		20,000	$1.23	16,963
	6/30/2009					13,863	15,249
	9/30/2009					5,042	12,000
	12/31/2009					10,648	11,500

			46,666		$79,019	64,553	$50,999
Jesse I. Treu, Ph.D., Director,	3/31/2009					28,928	$10,125
Chairman of the Compensation	6/9/2009	(1)	58,331	$1.23	$26,686
Committee	6/9/2009		17,500	$1.23	14,843
	6/30/2009					9,659	10,625
	9/30/2009					4,044	9,625
	12/31/2009					9,144	9,876

			75,831		$41,529	51,775	$40,251
Kurt von Emster, Director,	3/31/2009					28,571	$10,000
Chairman of the	6/9/2009	(1)	58,331	$1.23	26,686	—	—
Nominating / Corporate	6/9/2009		17,500	$1.23	14,843	—	—
Governance Committee	6/30/2009					10,000	11,000
	9/30/2009					3,886	9,249
	12/31/2009					8,796	9,500

			75,831		$41,529	51,253	$39,749
Terrell A. Cobb, Director	3/31/2009					26,428	$9,250
	6/9/2009	(1)	62,221	$1.23	$30,454
	6/9/2009		15,000	$1.23	12,722
	6/30/2009					9,090	9,999
	9/30/2009					3,571	8,499
	12/31/2009					8,565	9,250

			77,221		$43,176	47,654	$36,998
Michael L. Eagle, Director	3/31/2009					34,642	$12,125
	6/9/2009	(1)	33,333	$1.23	$125,317
	6/9/2009		15,000	$1.23	12,722
	6/30/2009					10,795	11,875
	9/30/2009					4,359	10,374
	12/31/2009					10,301	11,125

			48,333		$138,039	60,097	$45,499
Kurt C. Wheeler, former Director	3/31/2009					33,214	$11,625
	6/9/2009	(1)	62,221	$1.23	26,437
	6/9/2009		15,000	$1.23	12,722
	6/30/2009					9,886	10,875
	9/30/2009					4,359	10,374
	12/31/2009					9,375	10,125

			77,221		$39,159	56,834	$42,999
Thomas G. Wiggans, Director	3/31/2009					30,000	10,500
	6/9/2009	(1)	23,333	$1.23	$61,786
	6/9/2009		15,000	$1.23	12,722
	6/30/2009					11,818	13,000
	9/30/2009					4,306	10,248
	12/31/2009					8,565	9,250

			38,333		$74,508	54,869	$42,998

(1)
Denotes stock options that were granted under our stock option exchange program which was completed on June 9, 2009. These stock options vest with one-third vesting at the date of grant and the remaining two-thirds vesting on a monthly basis over the subsequent two-years. The fair value of the replacement awards granted in the stock option exchange program is the sum of the unrecognized expense from the original award at the time of the exchange, plus the incremental value from the replacement award. The incremental value is the difference between the fair value of the replacement award and the fair value of the original award at the time of exchange. All other stock options vest on a monthly basis over a twelve-month period after the date of grant.

(2)
The “Grant Date Fair Value of Option Awards” is determined in accordance with the provisions of SFAS No. 123(R) using the Black-Scholes model. See the assumptions used in the Black-Scholes model in our audited financial statements included in our annual report on Form 10-K for our 2009 fiscal year. The “Grant Date Fair Value of Stock Awards” is based on the closing stock price of our common stock on the date of grant.

(3)
During 2009, members of our board of directors received RSUs in lieu of cash compensation. The RSUs vest on the first open trading window under our insider trading policy following the first commercial sale of Silenor in the United States.

Outstanding Share-Based Awards Table
The following table summarizes outstanding share-based awards held by members of our board of directors, except Mr. Hale and Mr. Pascoe, as of December 31, 2009. Please see the tables relating to the compensation of our Named Executive Officers for information relating to Mr. Hale and Mr. Pascoe.

	Option Awards
	Number of Shares	Number of Shares
	Underlying Vested	Underlying	Stock Awards
	Stock Options	Unvested Options	Number of Shares
Name and Principal Position	Outstanding (#) (1)	Outstanding (#) (1)	outstanding (#) (2)
Erle T. Mast, Director, Chairman of the Audit Committee	23,332	23,334	65,096
Jesse I. Treu, Ph.D., Director, Chairman of the Compensation Committee	37,915	37,916	52,318
Kurt von Emster, Director, Chairman of the Nominating / Corporate Governance Committee	37,915	37,916	51,796
Terrell A. Cobb, Director	57,776	38,611	48,197
Michael L. Eagle, Director	24,166	24,167	60,640
Kurt C. Wheeler, former Director	38,610	38,611	57,377
Thomas G. Wiggans, Director	19,166	19,167	55,232

(1)
All stock options outstanding have an exercise price of $1.23 per share, except that Mr. Cobb has 10,000 vested options at an exercise price of $2.40 per share and 9,166 vested options at an exercise price of $3.00 per share.

(2)
Denotes RSUs granted to members of our board of directors in lieu of cash compensation. The RSUs vest on the first open trading window under our insider trading policy following the first commercial sale of Silenor in the United States.

Director Independence
Our board of directors has determined that five of our eight directors are independent under the Nasdaq Stock Market qualification standards, including Messrs. Eagle, Mast, von Emster and Wiggans and Dr. Treu. In addition, Kurt Wheeler, a former director who resigned from our board of directors in March 2010, was also independent under the Nasdaq Stock Market qualification standards.
Director Attendance at Annual Meetings
Although our company does not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting, we encourage all of our directors to attend. Messrs. Hale, Mast, and Pascoe attended last year’s annual meeting.
Our board of directors unanimously recommends a vote “FOR” each nominee listed above. Proxies solicited by our board of directors will be so voted unless stockholders specify otherwise on the accompanying proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2010 for:
•	each of our Named Executive Officers as defined in “Executive Compensation” of this report;
•	each of our directors;
•	each person known by us to beneficially own more than 5% of our common stock; and
•	all of our Named Executive Officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options held by such persons that are exercisable as of June 14, 2010, which is 60 days after April 15, 2010.
Percentage of beneficial ownership is based on 34,250,356 shares of common stock outstanding as of April 15, 2010. Unless otherwise indicated, the address for the following stockholders is c/o Somaxon Pharmaceuticals, Inc., 3570 Carmel Mountain Road, Suite 100, San Diego, California 92130.

	Shares	Percent
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned
5% Stockholders:
Funds affiliated with MPM Capital, L.P. (1) 601 Gateway Boulevard, Suite 350 South San Francisco, CA 94080	5,909,155	16.6%
Scale Venture Management I, LLC, (formerly BAVP, L.P.) (2) 950 Tower Lane, Suite 700 Foster City, CA 94404	3,002,858	8.6%
Funds affiliated with Putnam, LLC d/b/a Putnam Investments (3) One Post Office Square Boston, MA 02109	2,753,916	8.0%
Funds affiliated with Millennium Management LLC (4) 666 Fifth Avenue New York, NY 10103	1,999,904	5.8%

Directors and Named Executive Officers:
David F. Hale (5)	475,049	1.4%
Erle T. Mast (6)	37,777	*
Jesse I. Treu, Ph.D. (7)	354,257	1.0%
Kurt von Emster (8)	142,858	*
Terrell A. Cobb (9)	86,926	*
Michael L. Eagle (10)	37,221	*
Thomas G. Wiggans (11)	30,555	*
Richard W. Pascoe (12)	189,378	*
Meg M. McGilley (13)	40,650	*
Matthew W. Onaitis (14)	97,082	*
Brian T. Dorsey (15)	91,889	*
Jeffrey W. Raser (16)	177,165	*
Tran B. Nguyen (17)	—	*
Named Executive Officers and directors as a group (13 persons) (18)	1,760,807	4.9%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Funds affiliated with MPM Capital L.P. include the following holdings:

		Number
		of Warrants
		Exercisable
	Number	within 60 days of
Shareholder Name	of Shares	April 15, 2010
MPM Asset Management Investors 2005 BVIII LLC	68,399	18,848
MPM BioVentures III GmbH & Co. Beteiligungs KG	326,317	89,923
MPM BioVentures III Parallel Fund, L.P.	116,646	32,144
MPM BioVentures III, L.P.	259,654	71,553
MPM BioVentures III-QP, L.P.	3,861,546	1,064,125

Total	4,632,562	1,276,593

MPM BioVentures III GP, L.P. and MPM BioVentures III LLC are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III, L.P. and MPM BioVentures III Parallel Fund, L.P. The members of MPM BioVentures III LLC and MPM Asset Management Investors 2005 BVIII LLC are Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas Simon III, Michael Steinmetz and Kurt Wheeler, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(2)
Shares held by Scale Venture Management I, LLC include warrants to purchase 510,638 shares of our common stock within 60 days of April 15, 2010. The voting and disposition of the shares held by Scale Venture Management I, LLC was obtained from the Schedule 13-G/A filed by BAVP, L.P. on July 8, 2009.

(3)	The voting and disposition of the shares held by Putnam, LLC d/b/a Putnam Investments was obtained from the Schedule 13-G/A filed by Putnam, LLC d/b/a Putnam Investments on April 9, 2010.

(4)	The voting and disposition of the shares held by Millennium Management LLC was obtained from the Schedule 13-G filed by Millennium Management LLC on March 22, 2010.

(5)	Shares held by the Hale Family Trust UTD 2/10/86 include 217,727 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010.

(6)	Shares held by Erle T. Mast include 37,777 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010.

(7)	Shares held by Jesse I. Treu, Ph.D. include 56,385 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010, as well as the following holdings:

		Number
		of Warrants
		Exercisable
	Number	within 60 days of
Shareholder Name	of Shares	April 15, 2010
Domain Partners VI, L.P.	—	294,714
DP VI Associates, L.P.	—	3,158

Total	—	297,872

Dr. Treu is a managing member of One Palmer Square Associates VI, L.L.C., which is the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P. Dr. Treu disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(8)
Shares held by Kurt von Emster include 56,385 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010 and warrants to purchase 42,553 shares of our common stock within 60 days of April 15, 2010.

(9)	Shares held by Terrell A. Cobb include 75,644 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010.

(10)	Shares held by Michael L. Eagle include 37,221 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010.

(11)	Shares held by Thomas G. Wiggans include 30,555 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010.

(12)	Shares held by Richard W. Pascoe include 173,888 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010.

(13)	Shares held by the Meg M. McGilley Trust Agreement dated October 29, 1996 include 25,650 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010.

(14)	Shares held by Matthew W. Onaitis include 67,077 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010.

(15)	Shares held by Brian T. Dorsey include 82,469 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010.

(16)	Shares held by Jeffrey W. Raser include 162,165 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2010.

(17)
Mr. Nguyen began employment as Vice President and Chief Financial Officer on April 12, 2010. On such date he received options to purchase 200,000 shares of our common stock and 25,000 RSUs, none of which vest until April 12, 2011 at the earliest.

(18)	Includes 1,022,943 shares of common stock subject to outstanding options and 340,425 warrants which are exercisable within 60 days of April 15, 2010.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Our Executive Officers
Executive Officers
At April 15, 2010, our executive officers consisted of the following:

Name	Age	Position with the Company
Richard W. Pascoe	46	President and Chief Executive Officer
Tran B. Nguyen	36	Vice President and Chief Financial Officer
Jeffrey W. Raser	49	Senior Vice President and Chief Commercial Officer
Brian T. Dorsey	41	Senior Vice President, Technical Operations
Matthew W. Onaitis	39	Senior Vice President, General Counsel and Secretary
See “Information Regarding Directors” for the biography of Mr. Pascoe.
Tran B. Nguyen has served as our Vice President and Chief Financial Officer since April 2010. Mr. Nguyen brings to the Company more than 10 years of finance experience primarily focused in the life science industry. Previously, Mr. Nguyen was Vice President of Finance and Chief Financial Officer at Metabasis Therapeutics, Inc., a biopharmaceutical company, where he was responsible for managing all finance and accounting activities, and played a significant role in strategic and operating decisions from March 2009 until the company was sold to Ligand Pharmaceuticals Incorporated in January 2010. Prior to joining Metabasis, Mr. Nguyen was a Vice President in the Healthcare Investment Banking group at Citi Global Markets, Inc. from May 2007 until January 2009, where he was responsible for senior and junior relationship management of small-to-large-cap biotechnology and specialty pharma companies on the West Coast. Mr. Nguyen served in the Healthcare Investment Banking group at Lehman Brothers, Inc. as a Vice President from January 2006 until April 2007, and as an associate from July 2004 until December 2005 where he was responsible for executing various transactions including equity, equity-linked, debt and mergers and acquisitions for small-to-large-cap biotechnology and specialty pharma companies. Mr. Nguyen received a B.A. in Economics and Psychology from Claremont McKenna College, and an M.B.A. from the Anderson School of Management at U.C.L.A.
Jeffrey W. Raser is one of our co-founders and served as our Senior Vice President, Sales and Marketing since our inception in August 2003. In April 2010, Mr. Raser was named Senior Vice President and Chief Commercial Officer. From 2000 to 2003, Mr. Raser was the Senior Vice President, Corporate Development and Marketing for CancerVax Corporation, a biopharmaceutical company focused on the development of immunotherapeutic products for the treatment of cancer. Prior to CancerVax, from 1998 to 2000 he served as Senior Vice President of Sales and Marketing for Women First HealthCare, a specialty pharmaceutical company. Mr. Raser also held a variety of positions at Roche Laboratories, a pharmaceutical company, in sales, marketing and strategic planning and at Lederle Laboratories, a pharmaceutical company, in government and corporate affairs. Mr. Raser holds a B.A. from Franklin and Marshall College.
Brian T. Dorsey joined us as Executive Director, Manufacturing and Program Management in March 2005. He was later promoted to Vice President, Manufacturing and Program Management in November 2006 and named Vice President, Product Development in January 2007. In April 2010 he was named Senior Vice President, Technical Operations. From April 2002 to March 2005, Mr. Dorsey served as Head of Project Management, Medical Writing and Library Services at Maxim Pharmaceuticals Inc., a biopharmaceutical company. From May 2001 to April 2002, Mr. Dorsey served as Director, Head of Biopharmaceutical Project Management at Baxter Bioscience, a division of Baxter Healthcare Corporation. Previously, Mr. Dorsey served as a Global Project Leader / Project Director at Pfizer Global Research and Development (Agouron). Mr. Dorsey received his B.S. in chemistry and his Masters degree in executive leadership, both from the University of San Diego.
Matthew W. Onaitis joined us as Vice President, Legal Affairs and Secretary in May 2006, became our Vice President, General Counsel and Secretary in January 2007 and became our Senior Vice President, General Counsel and Secretary in April 2010. From January 2006 to May 2006, Mr. Onaitis served as Associate General Counsel at Biogen Idec Inc., a biopharmaceutical company. From June 2004 to December 2005, Mr. Onaitis was Director, Legal Affairs at Elan Corporation plc, a biopharmaceutical company. Mr. Onaitis practiced corporate and commercial law with the law firm of Clifford Chance US LLP from July 2002 to June 2004, which included a secondment to Elan from October 2003 to June 2004. From April 2000 to July 2002, Mr. Onaitis practiced corporate and commercial law with the law firm of Brobeck, Phleger & Harrison LLP. Mr. Onaitis holds a J.D. from Stanford Law School and a B.S. in mechanical engineering from Carnegie Mellon University.

Executive Compensation
Compensation Discussion and Analysis
Philosophy
All of our compensation programs are designed to attract and retain key employees, to motivate them to achieve key strategic performance measures and to reward them for superior performance. Different compensation programs are geared toward short and longer-term performance with the overarching goal of providing our employees with incentives to increase stockholder value over the long term. Executive compensation programs impact all employees by creating an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.
We believe that the compensation of our executives should largely reflect their success as a management team, rather than as individual contributors, in attaining key operating objectives. As a result, we believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the main basis for determining their overall compensation.
Overview of Total Compensation and Process
Elements of total compensation for our executives include:
•	salary,
•	annual, variable, performance-based bonus awards, generally payable in cash,
•	equity-based incentive awards, and
•	other benefits.
Each of these is described in more detail below.
The compensation committee has the primary authority to determine our company’s compensation philosophy and to establish compensation for our executive officers. Each year, generally in the first quarter, the compensation committee, which consists entirely of independent members of our board of directors, reviews the performance of each of our executive officers during the previous year. In connection with this review, the compensation committee typically reviews and resets base salaries for our executive officers, determines their incentive bonuses relating to prior year performance, approves elements of the incentive bonus plan for the current year, including target bonuses and corporate objectives, and grants stock options to all of our executive officers and certain other eligible employees. The compensation committee also has the discretion to make adjustments to executive compensation at other times during the year.
In making these compensation decisions, it has been the practice of our compensation committee to review the historical levels of each element of each executive officer’s total compensation (salary, bonus, stock incentive awards and other benefits) and to compare each element with that of the executive officers in an appropriate group of comparable specialty pharmaceutical companies.
With respect to the compensation committee’s executive compensation review in early 2009, the committee authorized management to engage Remedy Compensation Consulting, or Remedy, to perform an assessment of the group of comparable specialty pharmaceutical companies used by the committee in reviewing executive compensation. Our management reviewed with Remedy the comparison group that we used in 2008, and this review resulted in a new comparison group that possessed the following characteristics at the time of selection:
•	market capitalizations below $275 million,
•	most advanced product candidate in Phase 2b or later,
•	limited commercial infrastructure,
•	less than 175 employees, and

•	a reasonable expectation that we could compete with these companies to fill senior management positions.

The compensation committee then approved the companies comprising the comparison group. The companies in the group were:

• Acadia Pharmaceuticals Inc.	• Neurocrine BioSciences, Inc.

• Affymax, Inc.	• NeurogesX, Inc.

• Alexza Pharmaceuticals, Inc.	• Orexigen Therapeutics, Inc.

• ARIAD Pharmaceuticals, Inc.	• Pain Therapeutics, Inc.

• Cadence Pharmaceuticals, Inc.	• Poniard Pharmaceuticals, Inc.

• IDM Pharma	• Telik, Inc.

• La Jolla Pharmaceuticals, Inc.	• Trubion Pharmaceuticals, Inc.

• MAP Pharmaceuticals	• Vanda Pharmaceuticals Inc.

• MDRNA, Inc.
Our management then compiled competitive executive compensation information from each of the companies in this comparison group for the compensation committee to review and analyze. With respect to executive officers for which the publicly available competitive information from the comparison group was not sufficient to provide meaningful analysis, our management also provided the compensation committee with competitive information relating to such officers’ positions from the 2008 Radford Survey — Biotechnology Benchmark.

With respect to the compensation committee’s executive compensation review in early 2010, the committee authorized management to engage Barney & Barney Compensation Consulting, or Barney & Barney, to perform an assessment of our group of comparable specialty pharmaceutical companies. Our management reviewed with Barney & Barney the comparison group that we used in 2009, and this review resulted in a new comparison group that possessed the following characteristics at the time of selection:
•	market capitalizations below $350 million,
•	most advanced product in Phase 2b or with a product approved or commercialized in the last 24 months,
•	less than 175 employees, and
•	a reasonable expectation that we could compete with these companies to fill senior management positions.
The compensation committee then approved the companies comprising the comparison group. The companies in the group were:

• Acadia Pharmaceuticals Inc.	• Neurocrine BioSciences, Inc.

• Alexza Pharmaceuticals, Inc.	• NeurogesX, Inc.

• ARIAD Pharmaceuticals, Inc.	• Orexigen Therapeutics, Inc.

• Biocryst Pharmaceuticals Inc.	• Pain Therapeutics, Inc.

• Bionovo Inc.	• Poniard Pharmaceuticals, Inc.

• Cypress Bioscience Inc.	• Questcor Pharmaceuticals, Inc.

• Dyax Corp.	• Telik, Inc.

• Dynavax Technologies Corp.	• Transcept Pharmaceuticals Inc.

• Ligand Pharmaceuticals, Inc.	• Trubion Pharmaceuticals, Inc.

• MDRNA, Inc.	• Vanda Pharmaceuticals Inc.
The changes made to the selection criteria for the 2010 comparison group reflect a desire on the part of the compensation committee to include for their consideration on a forward-looking basis, in advance of the commercialization of Silenor, a small number of companies having commercial operations. The committee intends to review compensation information relating to this smaller group both separately and as part of the entire comparison group, in each case in light of the company’s status with respect to commercialization efforts, in considering future compensation determinations.
Barney & Barney compiled competitive executive compensation information from each of the companies in this comparison group for the compensation committee to review and analyze. With respect to executive officers for which the publicly available competitive information from the comparison group was not sufficient to provide meaningful analysis, Barney & Barney also provided the compensation committee with competitive information relating to such officers’ positions from one or more executive compensation surveys.
With respect to survey data not relating to our comparison groups that was reviewed by the compensation committee, the identities of the individual companies included in the surveys were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. Instead, the compensation committee only referred to the statistical summaries of such surveys.

While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to competitive data. While compensation paid by other companies is a factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee does not rely entirely on that data to determine executive officer compensation. Instead, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. As a result of this approach, there are no comparative guidelines, such as percentiles, used by our compensation committee in making compensation determinations relative to the compensation data from our comparison group. In addition, the compensation committee has discretion to make stock awards to executive officers that are outside of the ranges in previously-approved stock option grant guidelines. Our compensation committee relies upon the judgment of its members in making executive compensation decisions, after reviewing the following factors:
•	our performance against corporate objectives for the previous year,
•	difficulty in achieving desired results in the previous year and the current year,
•	value of the executive’s unique leadership and other skills and capabilities to support our long-term performance,
•	historical compensation versus performance,
•	status relative to similarly-situated executives from our comparison group or from compensation surveys,
•	the executive’s performance generally, including against individual objectives, if any, for the previous year, and
•	the impact that any compensation awards that are payable in cash would have on our cash position.
The data regarding the compensation history and the relevant comparison group for each executive officer are provided to our Chief Executive Officer, the Chairman of the Board and the compensation committee. Our Chief Executive Officer then makes compensation recommendations to the compensation committee with respect to the executive officers who report to him. Our Chairman of the Board makes compensation recommendations to the compensation committee with respect to the Chief Executive Officer. The compensation committee considers, but is not bound to accept, these recommendations with respect to executive officer compensation. No executive officer is present at the time that his or her compensation is being discussed or determined.
Our Chairman of the Board, David F. Hale, was appointed as Executive Chairman of the Board in December 2007, and assumed the role of Interim Chief Executive Officer on January 1, 2008. Richard W. Pascoe joined us as President and Chief Executive Officer in August 2008, with Mr. Hale retaining the position of Executive Chairman of the Board. Mr. Hale returned to his prior role as non-Executive Chairman of the Board as of our annual meeting of stockholders on June 9, 2009.
Mr. Hale’s compensation for his roles as Executive Chairman of the Board and Interim Chief Executive Officer was set solely by the compensation committee with no input from management. At the time that Mr. Hale agreed to serve in these positions, the compensation committee and our board of directors approved base compensation and bonus targets for Mr. Hale for his service in these positions. When Mr. Pascoe started as our President and Chief Executive Officer in August 2008, the compensation committee approved Mr. Pascoe’s base compensation and bonus targets for his service in such roles, and adjusted Mr. Hale’s base compensation and bonus targets given his continuing role as Executive Chairman of the Board. Mr. Hale’s base compensation was not reviewed and adjusted as part of our normal, annual executive compensation review, but the compensation committee determined Mr. Hale’s bonus and equity compensation as part of such review. Once Mr. Hale returned to the role of non-Executive Chairman of the Board in June 2009, his compensation thereafter was determined under our Director Compensation Policy that was previously approved by our board of directors.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews historical and competitive information and applies its judgment in light of the company’s then-current circumstances regarding current and long-term goals to determine the appropriate level and mix of incentive compensation.
Elements of Executive Compensation
Summary Compensation Table
The following “Summary Compensation Table” summarizes the compensation received by our Executive Chairman, including compensation received after he returned to service as our non-executive chairman of the board, our President and Chief Executive Officer, our former Chief Financial Officer and our three other most highly compensated executive officers, or our Named Executive Officers, in the fiscal years ended December 31, 2009, 2008 and 2007. This table provides an all-inclusive presentation of the various cash and non-cash elements that comprise total compensation for each of the Named Executive Officers. The “Salary” column is the gross wages earned during each year listed. The “Stock Awards” column is the grant date fair value of stock awards issued during each respective year, adjusted for our assessment of the probability that performance conditions will be achieved. The grant date fair value was determined in accordance with the provisions of SFAS No. 123(R) using the stock price on the date of grant. The “Option Awards” column is the grant date fair value of stock options granted during each respective year, adjusted for our assessment of the probability that performance conditions will be achieved. The grant date fair value was determined in accordance with the provisions of SFAS No. 123(R) using the Black-Scholes valuation model with assumptions described in more detail in our audited financial statements included in our annual report on Form 10-K for our 2009 fiscal year. None of the awards with performance conditions were considered probable of achieving their vesting conditions at the date of grant. Therefore the grant date fair value of such performance awards for purposes of the Summary Compensation Table was zero. The full grant date fair value of awards which vest upon achieving performance conditions is, however, provided in the footnote. Except as set forth below, no Named Executive Officer earned any pension or other nonqualified deferred compensation, or perquisites exceeding $10,000 during 2009, 2008 or 2007.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
		Salary	Bonus	Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	($)	($) (1)	Awards ($)	Awards ($) (2)	Compensation ($)	Earnings ($)	Compensation	Total
David F. Hale, Chairman of the	2009	$91,376	$—	$—	$424,220	$—	N/A	$—	$515,596
Board and former Interim Chief	2008	$289,091	$36,000	$15,125	$—	$—	N/A	$—	$340,216
Executive Officer (3)	2007	$19,646	$—	$57,000	$1,150,781	$—	N/A	$162,189	$1,389,616
Richard W. Pascoe, President	2009	$415,000	$—	$—	$1,461,045	$—	N/A	$—	$1,876,045
and Chief Executive Officer	2008	$163,484	$—	$24,200	$1,313,800	$—	N/A	$206,845	$1,708,329
and Current Director (4)
Jeffrey W. Raser, Senior Vice	2009	$270,150	$—	$—	$831,989	$—	N/A	$—	$1,102,139
President and Chief Commercial	2008	$268,484	$38,588	$15,125	$293,166	$—	N/A	$—	$615,363
Officer	2007	$255,208	$62,781	$57,000	$416,995	$—	N/A	$—	$791,984
Brian T. Dorsey, Senior	2009	$253,000	$—	$—	$786,025	$—	N/A	$—	$1,039,025
Vice President, Technical	2008	$250,029	$34,500	$15,125	$244,305	$—	N/A	$—	$543,959
Operations	2007	$218,466	$59,477	$57,000	$208,751	$—	N/A	$—	$543,694
Matthew W. Onaitis, Senior	2009	$236,250	$—	$—	$957,609	$—	N/A	$—	$1,193,859
Vice President and General	2008	$234,797	$33,750	$15,125	$244,305	$—	N/A	$—	$527,977
Counsel	2007	$224,323	$53,501	$57,000	$553,329	$—	N/A	$—	$888,153
Meg M. McGilley, former	2009	$114,276	$—	$—	$167,711	$—	N/A	$42,500	$324,487
Vice President and Chief	2008	$252,578	$35,438	$15,125	$244,305	$—	N/A	$—	$547,446
Financial Officer (5)	2007	$234,375	$54,844	$57,000	$416,995	$—	N/A	$—	$763,214

(1)
Amounts listed under the “Bonus” column for 2008 reflect the amounts paid to each of the Named Executive Officers in April 2008 related to the acceptance by the FDA of our NDA for Silenor. Amounts listed for 2007 reflect amounts earned under our 2007 Incentive Plan. Amounts paid under our incentive plans are discretionary and no such amounts were paid relating to our 2008 Incentive Plan or our 2009 Incentive Plan.

(2)
Amounts included in the “Option Awards” column for 2009 include the fair value of replacement awards granted in our stock option exchange program which was completed in June 2009. The fair value of the replacement awards granted in the stock option exchange program is the sum of the unrecognized expense from the original award at the time of the exchange, plus the incremental value from the replacement award. The incremental value is the difference between the fair value of the replacement award and the fair value of the original award at the time of exchange.

(3)
Amounts included in the “Salary” column for Mr. Hale reflect payments for his service as Executive Chairman of the Board during 2009, 2008 and 2007 and Interim Chief Executive Officer in 2008, including the full grant date fair value of share-based awards received by Mr. Hale in lieu of salary for his role as Executive Chairman of the Board during 2009. Amounts included in “All Other Compensation” reflect cash payments made to Mr. Hale for his service as non-Executive Chairman of the Board during 2007. Amounts included in the “Stock Awards” and “Option Awards” columns for Mr. Hale include the full grant date fair value of all share-based award amounts received by Mr. Hale during each year listed for his service as non-Executive Chairman of the Board, and for his service as Executive Chairman of the Board in 2007 and 2008.

(4)
Mr. Pascoe became our President and Chief Executive Officer in August 2008. Amounts included in “All Other Compensation” reflect the sum of: (a) a $25,000 signing bonus paid at the time Mr. Pascoe joined us, plus the gross-up for taxes of $18,668 on such signing bonus, and (b) amounts reimbursed to Mr. Pascoe of $102,276 incurred in connection with his relocation to San Diego, California from Massachusetts, plus $60,901 for the gross-up for taxes on these reimbursed expenses to the extent such amounts were taxable. Amounts reimbursed for his relocation include reimbursement for temporary living expenses in San Diego, reasonable expenses relating to the sale of Mr. Pascoe’s home in Massachusetts, closing costs associated with the purchase of a primary residence in San Diego and moving of household goods.

(5)
Ms. McGilley’s employment was terminated as of May 15, 2009 as a result of a workforce reduction undertaken by our board of directors for the purpose of reducing costs. At the time of termination, Ms. McGilley received $42,500 of severance which is included in “All Other Compensation.” Not included in the table is the amount of $246,412 that was paid to Ms. McGilley as deferred severance in April 2010.

The following table provides the full grant date fair values for all share-based awards included in the Summary Compensation Table that were granted with performance-based vesting conditions, assuming that the highest level of performance will be achieved in each case.

		Grant Date		Grant Date	Option
		Fair Value	Stock Award	Fair Value	Award
		of Stock	Vesting	of Option	Vesting
Name and Principal Position	Year	Awards $	Conditions	Awards	Conditions
David F. Hale, Chairman of the Board and former Interim Chief Executive Officer	2009	$201,167	(1)	$39,982	(2)
	2008	$30,250	(3)	$—	N/A
	2007	$228,000	(4)	$—	N/A
Richard W. Pascoe, President and	2009	$100,001	(1)	$119,947	(2)
Chief Executive Officer and Current Director	2008	$228,400	(3)	$—	N/A
Jeffrey W. Raser, Senior Vice President and Chief Commercial Officer	2009	$47,219	(1)	$79,965	(2)
	2008	$30,250	(3)	$—	N/A
	2007	$228,000	(4)	$—	N/A
Brian T. Dorsey, Senior Vice President, Technical Operations	2009	$43,864	(1)	$79,965	(2)
	2008	$30,250	(3)	$—	N/A
	2007	$228,000	(4)	$—	N/A
Matthew W. Onaitis, Senior Vice President and General Counsel	2009	$41,089	(1)	$79,965	(2)
	2008	$30,250	(3)	$—	N/A
	2007	$228,000	(4)	$—	N/A
Meg M. McGilley, former Vice President and Chief Financial Officer	2009	$41,440	(1)	$—	N/A
	2008	$30,250	(3)	$—	N/A
	2007	$228,000	(4)	$—	N/A

(1)
Amounts reflect the value of RSUs for Mr. Hale with the following vesting conditions: a) the first commercial sale of Silenor in the United States, b) the first open trading window under our insider trading policy following the first commercial sale of Silenor in the United States, or c) upon completion of financing activities resulting in at least $25 million of non-restricted cash proceeds by December 31, 2009. For the other Named Executive Officers, the value reflects RSUs which would have vested upon completion of financing activities resulting in at least $25 million of non-restricted cash proceeds by December 31, 2009. This financing goal was not achieved, and the awards were subsequently forfeited. For all of the Named Executive Officers other than Mr. Hale, all of the listed stock awards granted during 2009 were forfeited as a result of this goal not being achieved. For Mr. Hale, RSUs with a grant date fair value of $60,000 were forfeited as a result of this goal not being achieved.

(2)
Amounts reflect the value of stock options of which 50% vested upon FDA approval of the Silenor NDA and 50% will vest upon the completion of a strategic relationship with regards to the commercialization of Silenor.

(3)	Amounts reflect the value of RSUs of which 50% vested upon FDA approval of the Silenor NDA and 50% will vest upon the first commercial sale of Silenor in the United States.

(4)
Amounts reflect the value of restricted stock of which 25% vested in 2008 upon the acceptance of the Silenor NDA by the FDA and the other 75% of which vested upon approval of the Silenor NDA by the FDA.

Base Salary
As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. The compensation committee annually reviews and sets the base salaries of our Chief Executive Officer and other members of senior management. Each of our executive officers has entered into an employment agreement with us that prohibits the compensation committee from decreasing his or her base salary as part of this annual review process. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities. In each case, the compensation committee assesses individual performance against job responsibilities, our overall company performance, our budget for merit increases and competitive salary information. Base salary is intended to provide a baseline of compensation that does not fluctuate, absent merit-based increases.
For his service as our Executive Chairman of the Board, Mr. Hale received a monthly salary of $15,000 per month throughout 2008. From January 1 through June 9, 2009, when Mr. Hale assumed his prior role as non-Executive Chairman of the Board, Mr. Hale received such compensation in the form of RSUs which vest on our first open trading window following the first commercial sale of Silenor in the United States.
In February 2009, the compensation committee undertook its annual review of the compensation levels of each of the Named Executive Officers, which included an analysis of 2008 individual and corporate performance, historical compensation awards, anticipated contribution to 2009 corporate goals and comparisons to data from the companies in our comparison group and compensation surveys, if applicable, with respect to each such executive officer. As part of this process, our management recommended to the compensation committee that increases in the base salaries of our employees were not advisable in light of our then-current cash position. The compensation committee agreed with this recommendation, and at that time base salaries were kept at then-current levels for each of our Named Executive Officers.
In April 2010, the compensation committee again undertook its annual review of the compensation levels of each of the Named Executive Officers. The compensation committee set new base salaries for our executive officers, to be in effect until the next annual review by the compensation committee. These base salaries are as follows:

	Base Salary
Named Executive Officer	2009	2010
Richard W. Pascoe, President and Chief Executive Officer and Current Director	$415,000	$470,000
Jeffrey W. Raser, Senior Vice President and Chief Commercial Officer	270,150	310,000
Brian T. Dorsey, Senior Vice President, Technical Operations	253,000	295,000
Matthew W. Onaitis, Senior Vice President and General Counsel	$236,250	$295,000

Each of these increases reflects an overall assessment by the compensation committee of the executive officer’s base salary level, taking into account the executive’s performance, contribution to our overall performance, historical compensation awards, anticipated contribution to corporate goals and comparisons to data from the companies in our market comparison group.
Bonus Awards
It is the compensation committee’s objective to have a significant percentage of each executive officer’s total compensation be contingent upon our performance as well as upon his or her own level of performance and contribution toward our performance. This allows executive officers to receive bonus compensation in the event certain specified corporate performance measures are achieved, with individual performance also historically taken into account by the compensation committee for executive officers other than our Chief Executive Officer. Individual performance was also not taken into account when determining bonus compensation for Mr. Hale for his past service as our Executive Chairman of the Board and Interim Chief Executive Officer.
In 2009, our compensation committee adopted the 2009 Incentive Plan. This plan was designed to reward our executive officers for the achievement of annual performance goals. Pursuant to the plan, the committee designated for each executive officer a target bonus amount, expressed as a percentage of his or her base salary. For 2009, the target bonus percentage for our Chief Executive Officer was 45% of his base salary, and the target bonus percentage for each other executive officer was 35% of his or her base salary. The target bonus percentage for Mr. Hale, for his role as Executive Chairman of the Board, was 45% of the amount of total salary he received during 2009 in that role.
The calculation of the bonuses to be paid to our Named Executive Officers for 2009 would be entirely dependent upon the achievement of our corporate performance goals. Our 2009 corporate performance goals were recommended by our management and approved by our board of directors and included objectives relating to: (1) regulatory activities relating to our product candidate Silenor, (2) establishing a strategic collaboration regarding Silenor, and (3) our financing activities and financial performance.
Objectives relating to Silenor regulatory activities included the approval of the NDA for Silenor in the fourth quarter of 2009. With respect to establishing a strategic collaboration regarding Silenor, our goal was to complete a collaboration or to have an alternative strategic plan approved by our board of directors by the end of 2009. Our objectives relating to financing activities were to complete one or more financings in 2009 to meet our board-approved budget and to maintain operating expenses at or below the levels set forth in such budget.
With respect to our corporate goals, our compensation committee places performance into one of four categories: excellent in view of prevailing conditions, acceptable in view of prevailing conditions, meeting some but not all objectives, or not acceptable in view of prevailing conditions. Each of these categorizations results in a range of multipliers to the target amount of the bonus. The compensation committee has discretion with respect to the actual multiplier to apply in each case. For 2009, the ranges were 75% to 150% for excellent performance, 50% to 75% for acceptable performance, 25% to 50% for performance meeting some but not all objectives and 0% for unacceptable performance. The primary factor in the determination of the bonus is the achievement of corporate objectives, but the compensation committee also takes other factors into account, such as individual contribution to corporate goals, historical compensation awards, anticipated contribution to future corporate goals and the impact that the payment of bonuses in cash would have on our cash position. As a result, the ultimate payment of bonuses is within the subjective discretion of our compensation committee, notwithstanding performance relating to pre-established objectives.
In February 2009, the compensation committee undertook its annual review of the compensation levels and performance of the company and each of the Named Executive Officers. As part of this process, our management recommended to the compensation committee that the payment of cash bonuses to our employees under the previously-approved 2008 Incentive Plan was not advisable in light of our then-current cash position. The compensation committee agreed with this recommendation, and determined that cash bonuses would not be paid under the 2008 Incentive Plan. In lieu of such cash bonuses, the committee granted RSUs under our 2005 Equity Incentive Award Plan. The committee granted each such Named Executive Officer other than Mr. Pascoe a number of RSUs calculated by dividing the bonus amount to which such Named Executive Officer would otherwise have been entitled under the 2008 Incentive Plan by $2.18, the closing price of our common stock on the Nasdaq Stock Market on the grant date of February 17, 2009. Pursuant to Mr. Pascoe’s employment agreement with us, Mr. Pascoe was entitled to a cash bonus of $100,000 in lieu of any performance-based bonus under the 2008 Incentive Award Plan. The employment agreement was amended such that in lieu of such cash bonus Mr. Pascoe was granted 45,872 RSUs, which is equal to such bonus amount divided by $2.18, the closing price of our common stock on the Nasdaq Stock Market on the grant date of February 17, 2009. The RSUs would have vested in full six months after the consummation by us of a financing or a strategic collaboration, or the last in a series of financing or strategic collaboration transactions, in which we receive an aggregate of at least $25 million in unrestricted cash in 2009, subject to the executive’s continued employment by or service to us on such date. In addition, the RSUs would vest in full upon a change of control transaction involving us. The company did not meet that threshold, so all of these RSUs were forfeited as of December 31, 2009.

In April 2010, as part of the compensation committee’s annual review of the compensation levels of our Named Executive Officers, the compensation committee approved discretionary bonuses to be paid to our executive officers. Even though Silenor was not approved in 2009, it was approved in early 2010. In addition, the company was able to complete a financing in 2009 and a larger financing in early 2010. In consideration of these accomplishments, the compensation committee decided to grant discretionary bonuses to our executive officers. The compensation committee granted Mr. Pascoe a discretionary bonus of $112,050, Mr. Raser a discretionary bonus of $56,732, Mr. Dorsey a discretionary bonus of $53,130 and Mr. Onaitis a discretionary bonus of $49,613. These bonuses were discretionary bonuses that were not made under our 2009 Incentive Plan.
Also in April 2010, the compensation committee approved our 2010 Incentive Plan. Pursuant to the 2010 Incentive Plan, the Named Executive Officers are eligible to receive bonuses ranging from zero to 150% of their target bonuses based on the achievement of corporate performance goals. The target bonus for Mr. Pascoe will be equal to 50% of his base salary, and the target bonuses for Messrs. Raser, Dorsey and Onaitis will be equal to 35% of their respective base salaries. The corporate performance goals for 2010 were established by the compensation committee and include the achievement of performance targets with respect to our commercialization, strategic and financing activities.
Equity-Based Awards
We generally provide equity-based incentive award compensation to our executive officers through grants of stock options. We have also periodically awarded restricted stock and restricted stock units to our executive officers. Stock awards allow us to:
•	enhance the link between the creation of stockholder value and long-term executive incentive compensation,

•	provide an opportunity for increased equity ownership by executives, and

•	maintain competitive levels of total compensation.
Stock option grant levels are determined based on market data and vary among executive officers based on their positions and performance. Newly hired or promoted executive officers also typically receive stock option grants in connection with those events. We have guidelines that provide ranges of options to be granted to our employees, including our executive officers, based on their positions and whether the grants are being made in connection with hiring or on a performance basis thereafter. These guidelines were adopted by our compensation committee after considering recommendations provided by our independent compensation consultant that were based upon option grant data from our comparison group and the statistical summaries of compensation data presented to them based on available surveys. Our compensation committee considers the ranges contained in our guidelines in making determinations regarding the size of option grants, but it is not bound to comply with these ranges.
In making determinations relating to the size of stock option grants and other equity awards, the compensation committee takes into account a number of factors, such as the relative performance of the executive, individual scope of duties, the value of existing long-term incentive awards, prior contributions to company performance, the importance to the company of anticipated future performance, the size of prior grants and competitive market data. Based upon these factors, the compensation committee determines the size of equity awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
In addition, the board of directors has implemented a Policy Regarding Equity Awards. With respect to equity awards that may be granted to our executive officers, this policy provides that:
•	equity awards may be granted only at meetings of the compensation committee or the board of directors,
•	the grant date shall be the date that the meeting approving the equity award was held, or if later, the date of commencement of employment of a newly-hired executive officer,
•	the exercise price of a stock option may not be less than the fair market value of a share of our common stock on the grant date,
•
grants of equity awards to executive officers shall not be permitted if the compensation committee determines that at the time of grant its members are in possession of material, non-public information concerning the company, and

•	the material terms of each equity award are communicated to the executive officer in a timely manner.

The policy also provides that equity awards can be granted outside the terms of the policy in the event of unique circumstances or when time is of the essence, but that we shall not have any program, plan or practice to coordinate the timing of equity awards with the release by us of material non-public information or any other investor relations activities.
The stock options that have been granted to our executive officers typically have a ten year term and vest over four years, with 25% vesting after one year and the remainder vesting in equal monthly installments over the subsequent three years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.
Our 2005 Equity Incentive Award Plan also allows us to provide other types of equity awards to our executive officers, such as restricted stock awards or restricted stock units.
We do not have any security ownership requirements for our executive officers.
In February 2009, in connection with its annual review of the compensation levels and performance of the company and our Named Executive Officers, the compensation committee granted RSUs in lieu of cash bonuses under our 2008 Incentive Plan as described above, and also granted stock options to our Named Executive Officers as set forth in the “Grants of Plan-Based Awards” table below.
In June 2009, we effected a one-time stock option exchange program. Under the program, employees and directors as of March 1, 2009 were eligible to elect to exchange all of their stock options having exercise prices above $1.00 for the grant of a lesser number of replacement awards having an exercise price of the greater of $1.00 or the closing price of our common stock on the Nasdaq Stock Market on June 9, 2009. The participants received two new options for every three options tendered for exchange. In total, approximately 4.3 million stock options were tendered in exchange for approximately 2.9 million replacement awards. The exercise price of the replacement awards was $1.23 per share, which was the closing price of our common stock on June 9, 2009. One-third of the replacement awards were vested upon grant and the remainder of the replacement stock options will vest, subject to the participant’s continued service, in equal monthly installments over the following two year period such that all the awards shares will be fully vested in June 2011. A listing of the replacement awards granted to each of the Named Executive Officers is included in the “Grants of Plan-Based Awards” table below.
In July 2009 the compensation committee made one-time grants of options to each of our Named Executive Officers having performance-based vesting. These options are listed in the “Grants of Plan-Based Awards” table below. These one-time grants were made in order to retain key members of our management team and to provide additional incentives for these executives to help achieve key corporate goals in 2009.
In addition, pursuant to his employment agreement with us relating to his role as Executive Chairman of the Board during 2009, Mr. Hale was granted an aggregate of 138,377 RSUs in lieu of his cash base salary for his service as Executive Chairman of the Board.
In April 2010, in connection with its annual review of the compensation levels and performance of the company and our Named Executive Officers, the compensation committee granted RSUs to each of our executive officers. The number of RSUs received by each executive officer is as follows:

Number of RSUs
Named Executive Officer	Received
Richard W. Pascoe, President and Chief Executive Officer and Current Director	50,000
Jeffrey W. Raser, Senior Vice President and Chief Commercial Officer	40,000
Brian T. Dorsey, Senior Vice President, Technical Operations	30,000
Matthew W. Onaitis, Senior Vice President and General Counsel	30,000

All of such RSUs are initially unvested and will vest as follows: one third of such RSUs will vest upon the first open trading window under our insider trading policy after the first commercial sale of Silenor in the United States, another one third of such RSUs will vest on January 1, 2012 and the remaining one-third of such RSUs will vest on January 1, 2013. In order to have his RSUs vest, an executive officer must be employed by us on the applicable vesting date.
Also in April 2010, the compensation committee granted stock options to each of our executive officers having an exercise price equal to $8.59, which was the closing price of our common stock on the Nasdaq Capital Market on the grant date of April 2, 2010. The number of stock options received by each executive officer is as follows:

Number of Stock
Named Executive Officer	Options Received
Richard W. Pascoe, President and Chief Executive Officer and Current Director	200,000
Jeffrey W. Raser, Senior Vice President and Chief Commercial Officer	150,000
Brian T. Dorsey, Senior Vice President, Technical Operations	100,000
Matthew W. Onaitis, Senior Vice President and General Counsel	100,000
All of such stock options are initially unvested and will vest as follows, subject in each case to the executive officer’s continued employment with us: one fourth of the options will vest on April 1, 2011, and 1/36 of the remaining stock options will vest on the first day of each month thereafter.
We routinely grant our executive officers stock options under our stock incentive plans. For a description of the change of control provisions applicable to these stock options, see “Severance Benefits and Change of Control Arrangements” below.
Outstanding Equity Awards at Fiscal Year End
The following table summarizes the outstanding stock options, restricted stock and RSUs as of December 31, 2009 for our Named Executive Officers.

	Option Awards							Stock Awards
											Equity
										Equity	Incentive
										Incentive	Plan
										Plan	Awards:
					Equity					Awards:	Market or
					Incentive Plan					Number of	Payout
					Awards:					Unearned	Value of
			Number of	Number of	Number of			Number of		Shares,	Unearned
			Securities	Securities	Securities			Shares or	Market	Units or	Shares,
			Underlying	Underlying	Underlying			Units of	Value of	Other	Units or
			Unexercised	Unexercised	Unexercised		Option	Stock that	Stock that	Rights that	Other Rights
Name and Principal	Award		Options (#	Options (#	Unearned	Option Exercise	Expiration	Have Not	Have Not	Have not	that Have
Position	Grant Date		Exercisable) (1)	Unexercisable) (1)	Options (#) (2)	Price ($/Share)	Date	Vested (#)	Vested ($)	Vested (#) (3)	not Vested ($) (4)
David F. Hale, Chairman of the Board and former Interim Chief Executive Officer	10/8/2007									15,000	$16,200
	11/28/2008									25,000	27,000
	1/30/2009									5,890	6,361
	2/17/2009		—	100,000		$2.18	2/16/2019
	2/27/2009									33,074	35,720
	3/31/2009									41,484	44,803
	4/30/2009									39,780	42,962
	5/29/2009									18,149	19,601
	6/9/2009	(5)	91,111	91,107		1.23
	6/9/2009		20,000	20,000		1.23	6/8/2019
	6/30/2009									12,030	12,992
	7/16/2009				50,000	$1.17	7/15/2019
	9/30/2009									11,449	12,365
	12/31/2009									25,926	28,000

			111,107	211,111	50,000			—	$—	227,782	$246,004
Richard W. Pascoe, President, Chief Executive Officer and Director	11/28/2008									40,000	$43,200
	6/9/2009	(5)	216,666	216,667		$1.23
	7/16/2009				150,000	$1.17	7/15/2019

			216,666	216,667	150,000			—	$—	40,000	$43,200
Jeffrey W. Raser, Senior Vice President and Chief Commercial Officer	6/28/2004		50,000	—		$1.20	6/27/2014
	3/2/2005		7,500	—		2.40	3/1/2015
	7/19/2005		83,333	—		3.00	7/18/2015
	10/8/2007									15,000	$16,200
	11/28/2008									25,000	27,000
	6/9/2009	(5)	108,998	109,001		1.23
	7/16/2009				100,000	1.17	7/15/2019

			249,831	109,001	100,000			—	$—	40,000	$43,200

	Option Awards							Stock Awards
											Equity
										Equity	Incentive
										Incentive	Plan
										Plan	Awards:
					Equity					Awards:	Market or
					Incentive Plan					Number of	Payout
					Awards:					Unearned	Value of
			Number of	Number of	Number of			Number of		Shares,	Unearned
			Securities	Securities	Securities			Shares or	Market	Units or	Shares,
			Underlying	Underlying	Underlying			Units of	Value of	Other	Units or
			Unexercised	Unexercised	Unexercised		Option	Stock that	Stock that	Rights that	Other Rights
Name and Principal	Award		Options (#	Options (#	Unearned	Option Exercise	Expiration	Have Not	Have Not	Have not	that Have
Position	Grant Date		Exercisable) (1)	Unexercisable) (1)	Options (#) (2)	Price ($/Share)	Date	Vested (#)	Vested ($)	Vested (#) (3)	not Vested ($) (4)
Brian T. Dorsey, Senior Vice President, Technical Operations	10/8/2007									15,000	$16,200
	11/28/2008									25,000	27,000
	6/9/2009	(5)	97,853	97,855		$1.23
	7/16/2009				100,000	1.17	7/15/2019

			97,853	97,855	100,000			—	$—	40,000	$43,200
Matthew W. Onaitis, Senior Vice President and General Counsel	10/8/2007									15,000	$16,200
	11/28/2008									25,000	27,000
	6/9/2009	(5)	102,399	102,400		$1.23
	7/16/2009				100,000	1.17	7/15/2019

			102,399	102,400	100,000			—	$—	40,000	$43,200
Meg M. McGilley, former Vice President and Chief Financial Officer	6/28/2004		8,500	—		$1.20	6/27/2014
	3/2/2005		29,800	—		2.40	3/1/2015
	7/9/2005		83,333	—		3.00	7/18/2015
	10/8/2007									15,000	$16,200
	11/28/08									25,000	27,000
	6/9/2009	(5)	92,332	92,334		1.23

			213,965	92,334	—			—	$—	40,000	$43,200

(1)
Except as described under footnote 5 below and except with respect to the grant of 20,000 stock options to Mr. Hale on June 9, 2009, which grant to Mr. Hale vests evenly on a monthly basis over the 12-month period after grant, all other stock options in this column vest such that 25% are vested one year after the vesting commencement date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after grant.

(2)
Stock options included under equity incentive plan awards vest such that 50% vested upon FDA approval of the Silenor NDA, and 50% would vest upon completion of a strategic relationship with regards to the commercialization of Silenor.

(3)
Stock included under equity incentive plan awards include: (a) the October 8, 2007 grant of restricted stock awards which vested upon FDA approval of the Silenor NDA, and (b) the November 28, 2008 grant of RSUs, 50% of which vested upon FDA approval of the Silenor NDA and 50% of which would vest upon the first commercial sale of Silenor in the United States. All other grants are RSUs which vest on the first open trading window under our insider trading policy following the first commercial sale of Silenor in the United States.

(4)	The value of stock awards is based on a closing stock price of $1.08 per share on December 31, 2009.

(5)
Denotes stock options that were granted under our stock option exchange program which was completed in June 2009. Such stock options vest such that one-third were vested at grant with the remaining two-thirds vesting over the subsequent two years. The expiration dates for these stock options ranges between March 1, 2015 and February 16, 2019.

Grants of Plan-Based Awards Table
The following table summarizes equity-based and incentive plan awards granted to our Named Executive Officers during the last fiscal year.

									All Other
								All Other	Option
								Stock	Awards:
								Awards:	Number of	Exercise or	Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Securities	Base Price of	Fair Value
Name and		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Underlying	Option	of Stock
Principal		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options (#)	Awards	and Option
Position	Grant Date	($)	($)	($)	(#)	(#) (1)	(#)	Units (#)	(2)	($/Share)	Awards (3)
David F. Hale, Chairman of the Board and former Interim Chief Executive Officer	1/30/2009					5,890				$—	$14,607
	2/17/2009					27,523				$—	$60,000
	2/17/2009								100,000	$2.18	$145,549
	2/27/2009					33,074				$—	$14,519
	3/31/2009					41,484				$—	$14,519
	4/30/2009					39,780				$—	$14,520
	5/29/2009					18,149				$—	$14,519
	6/9/2009								182,219	$1.23	$323,649
	6/9/2009								40,000	$1.23	$33,926
	6/30/2009					12,030				$—	$13,233
	7/16/2009					50,000				$1.17	$39,982
	9/30/2009					11,449				$—	$27,249
	12/31/2009					25,926				$—	$28,000
Richard W. Pascoe, President, Chief Executive Officer and Director	2/17/2009					45,872				$—	$100,001
	2/17/2009								150,000	$2.18	$218,324
	6/9/2009								433,333	$1.23	$1,242,741
	7/16/2009					150,000				$1.17	$119,947
Jeffrey W. Raser, Senior Vice President and Chief Commercial Officer	2/17/2009					21,660				$—	$47,219
	2/17/2009								125,000	$2.18	$181,936
	6/9/2009								217,999	$1.23	$650,053
	7/16/2009					100,000				$1.17	$79,965
Brian T. Dorsey, Senior Vice President, Technical Operations	2/17/2009					20,121				$—	$43,864
	2/17/2009								125,000	$2.18	$181,936
	6/9/2009								195,708	$1.23	$604,089
	7/16/2009					100,000				$1.17	$79,965
Matthew W. Onaitis, Senior Vice President and General Counsel	2/17/2009					18,848				$—	$41,089
	2/17/2009								100,000	$2.18	$145,549
	6/9/2009								204,799	$1.23	$812,060
	7/16/2009					100,000				$1.17	$79,965
Meg M. McGilley, former Vice President and Chief Financial Officer	2/17/2009					19,009				$—	$41,440
	2/17/2009								90,000	$2.18	$130,995
	6/9/2009								184,666	$1.23	$36,716

(1)
The “target” number of shares for all grants other than those made on February 17, 2009 and July 16, 2009 is the number of RSUs which would vest on the first open trading window following the first commercial sale of Silenor in the United States. The “target” number of shares for grants made on February 17, 2009 is the number of RSUs which would have vested if we received aggregate proceeds from financing activities of at least $25 million by December 31, 2009. This performance target was not met and such shares were subsequently forfeited. The “target” number of shares for grants made on July 16, 2009 is the number of shares underlying stock options which vest such that 50% vested upon FDA approval of the NDA for Silenor and 50% would vest upon completion of a strategic partnership with regards to the commercialization of Silenor.

(2)
The grant of stock options on June 9, 2009 for all shares except the 40,000 options granted to Mr. Hale on such date are due to the exchange of stock options under our stock option exchange program. The fair value of the replacement awards granted in the stock option exchange program is the sum of the unrecognized expense from the original award at the time of the exchange, plus the incremental value from the replacement award. The incremental value is the difference between the fair value of the replacement award and the fair value of the original award at the time of exchange. The 40,000 options granted to Mr. Hale on June 9, 2009 are in accordance with our director compensation policy. The stock options granted on February 17, 2009 vest such that 25% are vested one year after the vesting commencement date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after grant.

(3)
For RSUs, the grant date fair value is calculated as the number of shares multiplied by the stock price at the date of grant. For stock options, the grant date fair value is calculated using the Black-Scholes valuation model with the assumptions outlined in our audited financial statements included in our annual report on Form 10-K for our 2009 fiscal year. In this table, the full grant-date fair value of share-based awards having performance-based vesting conditions is listed without adjusting for the probability of achieving the applicable vesting conditions. Please refer to the Summary Compensation table and footnotes for a description of the probability of the vesting conditions being achieved as of the grant date for those awards.

Stock Option Exercises and Stock Vested Table
The following table summarizes the exercises of stock options and the vesting of restricted stock and RSUs for our Named Executive Officers during our last fiscal year.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name and Principal Position	Exercise (#)	on Exercise ($) (1)	Vesting (#)	on Vesting ($) (2)
David F. Hale, Chairman of the Board and former Interim Chief Executive Officer	—	$—	12,500	$13,750
Richard W. Pascoe, President, Chief Executive Officer and Director	—	—	20,000	22,000
Jeffrey W. Raser, Senior Vice President and Chief Commercial Officer	—	—	12,500	13,750
Brian T. Dorsey, Senior Vice President, Technical Operations	—	—	12,500	13,750
Matthew W. Onaitis, Senior Vice President and General Counsel	—	—	12,500	13,750
Meg M. McGilley, former Vice President and Chief Financial Officer	—	$—	12,500	$31,500

(1)	Our Named Executive Officers did not exercise any stock options during the year ended December 31, 2009.

(2)
The “Value Realized on Vesting” for stock awards is based on a stock price of $1.10 per share when the RSUs vested on December 31, 2009 for all holders except Ms. McGilley. For Ms. McGilley, the RSUs were subject to accelerated vesting provisions under her termination agreement. The stock price on the date of issuance for Ms. McGilley was $2.52 per share.

Other Benefits
In order to attract, retain and pay market levels of compensation, we provide our Named Executive Officers and our other employees the following benefits and perquisites.
Medical Insurance
The company provides to each Named Executive Officer and their spouses and children such health, dental and vision insurance coverage as the company may from time to time make available to its other eligible employees.
Life, Disability and Long-term Care Insurance
We provide each Named Executive Officer such disability, life and/or long-term care insurance as we may from time to time make available to our other eligible employees.
Pension Benefits
We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our Named Executive Officers and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We currently do not make matching contributions to the 401(k) plan.
Nonqualified Deferred Compensation
We do not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites
We generally limit the perquisites that we make available to our Named Executive Officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites. Our executives are entitled to few benefits with de minimis value that are not otherwise available to all of our employees.
Post-Termination Benefits
Severance Benefits and Change of Control Arrangements
We believe that reasonable severance benefits for our Named Executive Officers are important because it may be difficult for our Named Executive Officers to find comparable employment within a short period of time. We also believe that it is important to protect our Named Executive Officers in the event of a change of control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. Accordingly, the employment agreements we have entered into with each of our Named Executive Officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control.
David F. Hale:
Mr. Hale entered into an employment agreement with us in December 2007 upon becoming Executive Chairman of the Board. This employment agreement expired when Mr. Hale reassumed the role of non-Executive Chairman in June 2009. Pursuant to Mr. Hale’s equity award agreements and in accordance with our policy relating to the equity awards of all of our directors, in the event of a change in control of our company, 100% of Mr. Hale’s unvested restricted stock, RSUs and stock option awards will immediately become vested and exercisable on the date of the change of control.
Richard W. Pascoe:
Mr. Pascoe entered into an employment agreement with us in August 2008. The employment agreement provides Mr. Pascoe with certain severance benefits in the event his employment is terminated as a result of his disability. Specifically, in the event of such a termination, Mr. Pascoe will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary, and, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination occurs.
The employment agreement also provides Mr. Pascoe with certain severance benefits in the event his employment is terminated by us other than for cause or if he resigns with good reason. Specifically, in the event of such a termination or resignation, Mr. Pascoe will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary, 12 months of health care benefits continuation at our expense, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination or resignation occurs and 12 months of the portion of the monthly premiums for his life insurance and disability insurance coverage that are borne by us. In addition, that portion of the Mr. Pascoe’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if Mr. Pascoe had remained employed for an additional 12 months, will immediately vest on the date of termination or resignation and Mr. Pascoe will be entitled to exercise such stock awards for 180 days following the date of termination. This additional vesting does not apply to the stock options granted to Mr. Pascoe in February 2009.
In the event of a change of control of the company, 50% of Mr. Pascoe’s unvested stock awards will immediately become vested and exercisable on the date of the change of control and any remaining unvested stock awards will become vested and exercisable on the one year anniversary of the date of the change of control. In addition, in the event Mr. Pascoe’s employment is terminated by us other than for cause or if he resigns with good reason, in each case within 12 months of a change of control, all of Mr. Pascoe’s unvested stock awards will immediately become vested and exercisable on the date of termination and Mr. Pascoe will be entitled to exercise such stock awards for 180 days following the date of termination. The additional vesting described in this paragraph does not apply to the RSUs granted to Mr. Pascoe in November 2008. With respect to the November 2008 RSUs, 50% of the unvested RSUs would vest upon the consummation of the change of control transaction. The remaining 50% will be converted into the right to receive cash at the time of the consummation of the change of control transaction based on the value of the change of control transaction, with such cash to be paid to Mr. Pascoe upon attainment of the applicable performance objectives. In addition, if Mr. Pascoe is terminated without cause or resigns for good reason following the change of control transaction but prior to the attainment of the performance objectives, the cash would be paid in full upon his termination or resignation.

Executive Officers other than Mr. Hale and Mr. Pascoe:
Messrs. Raser, Dorsey and Onaitis entered into employment agreements with us upon joining the company. In October 2007 our board of directors, upon the recommendation of the compensation committee, determined that the severance and change of control benefits of each of our executive officers should be conformed, as well as amended as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, or the code.
The amended employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her disability. Specifically, in the event of such a termination, each executive will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary, and, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination occurs.
The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for cause or if the executive resigns with good reason. Specifically, in the event of such a termination or resignation, each executive will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary, 12 months of health care benefits continuation at our expense, and in the discretion of our board of directors a pro-rated bonus for the year in which the termination or resignation occurs. In addition, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months, will immediately vest on the date of termination or resignation and the executive will be entitled to exercise such stock awards for 180 days following the date of termination. This additional vesting does not apply to the restricted stock granted to the executive officers in October 2007 or the stock options granted to the executive officers in February 2009.
In the event of a change of control of the company, 50% of each executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control and any remaining unvested stock awards will become vested and exercisable on the one year anniversary of the date of the change of control. In addition, in the event an executive’s employment is terminated by us other than for cause or if the executive resigns with good reason, in each case within 12 months of a change of control, all of such executive’s unvested stock awards will immediately become vested and exercisable on the date of termination and the executive will be entitled to exercise such stock awards for 180 days following the date of termination. The additional vesting described in this paragraph does not apply to the restricted stock granted to the executive officers in October 2007 or to the RSUs granted to the executive officers in November 2008. With respect to the RSUs granted to the executive officers in November 2008, 50% of the unvested RSUs would vest upon the consummation of the change of control transaction. The remaining 50% will be converted into the right to receive cash at the time of the consummation of the change of control transaction based on the value of the change of control transaction, with such cash to be paid to the executive officer upon attainment of the applicable performance objectives. In addition, if the executive officer is terminated without cause or resigns for good reason following the change of control transaction but prior to the attainment of the performance objectives, the cash would be paid in full upon termination or resignation.
For purposes of the employment agreements, “cause” means, generally, the executive’s breach of the non-solicitation, nondisparagement or confidentiality provisions of the employment agreement, the executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved, the executive’s commission of an act of fraud, the executive’s continuing, willful failure or refusal to perform his or her duties as required by the employment agreement, the executive’s gross negligence, insubordination or material violation of any duty of loyalty to us or any other material misconduct on the part of the executive, the executive’s commission of any act which is detrimental to our business or goodwill, or the executive’s breach of any other provision of the employment agreement after he or she has been afforded a specified period to correct the alleged breach.
For purposes of the employment agreements, “good reason” means, generally, a material diminution in the executive’s base compensation, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report (or, in the case of Mr. Pascoe, a requirement that he reports to an employee rather than our board of directors), a material change in the geographic location at which the executive must perform his or her duties, or any other action or inaction that constitutes a material breach by us of our obligations to the executive under the employment agreement.
For purposes of the employment agreements, “change in control” has the same meaning as given to that term in our 2005 Equity Incentive Award Plan.

Meg M. McGilley:
In May 2009, in connection with a reduction in force undertaken to reduce expenditures, Ms. McGilley’s employment was terminated. We entered into a separation agreement with Ms. McGilley pursuant to which we paid two months of Ms. McGilley’s base salary upon separation and agreed to pay 110% of the remaining benefits to which Ms. McGilley was contractually entitled upon the earliest to occur of: (1) the completion of a financing or series of financings of at least $10.0 million, (2) a change of control transaction, (3) an insolvency event involving us, or (4) December 31, 2010. The up-front payment to Ms. McGilley was $42,500, and the deferred amount of $246,412 was paid to her in April 2010. We also entered into a consulting agreement with Ms. McGilley that will expire June 30, 2010. Ms. McGilley will continue to vest in her share-based awards during the term of the consulting agreement.
If the employment of each of our Named Executive Officers was terminated due to disability or was terminated without cause, or if each resigned for good reason, the estimated benefits that each would receive under their employment agreements as of December 31, 2009 would be as follows:

				Received if Terminated Without Cause or
				Resigned for Good Reason
							Intrinsic	Intrinsic
							Value of	Value of
	Received if Terminated due to Disability						Additional	Additional
		Unused Paid			Unused Paid	Health Care	Vested Stock	Vested
Name and Principal Position	Salary	Time-off	Total	Salary	Time-off	Benefits	Options (1)	Shares (2)	Total
David F. Hale, Chairman of the Board and former Interim Chief Executive Officer (3)	$—	$—	$—	$—	$—	$—	$—	$—	$—
Richard W. Pascoe, President, Chief Executive Officer and Director	415,000	29,286	444,286	415,000	29,286	16,216	—	—	460,502
Jeffrey W. Raser, Senior Vice President and Chief Commercial Officer	270,150	27,193	297,343	270,150	27,193	18,520	—	—	315,863
Brian T. Dorsey, Senior Vice President, Technical Operations	253,000	29,191	282,191	253,000	29,191	18,520	—	—	300,441
Matthew W. Onaitis, Senior Vice President and General Counsel	236,250	27,259	263,509	236,250	27,259	17,764	—	—	281,273
Meg M. McGilley, former Vice President and Chief Financial Officer (3)	$—	$—	$—	$—	$—	$—	$—	$—	$—

(1)
The intrinsic value of additional vested stock options shown above is the difference between the closing stock price of $1.08 per share at December 31, 2009 and the exercise price. All additional options that would vest within 12 months of December 31, 2009 have an exercise price that exceeds the underlying stock price. Therefore, intrinsic value at December 31, 2009 is zero.

(2)
The intrinsic value of additional vested shares shown above is the number of shares that would vest within 12 months of December 31, 2009, multiplied by the closing stock price of $1.08 per share at December 31, 2009. All of our outstanding RSUs vest upon achieving performance conditions and it is unknown if any would vest within 12 months of termination. Accordingly, no amounts are included in the table above. Additionally, the restricted stock granted in October 2007 does not vest upon termination without cause or resignation for good reason and is therefore excluded from the table.

(3)
Mr. Hale’s employment agreement expired when he reassumed his role as non-Executive Chairman of the Board in June 2009. Ms. McGilley’s employment was terminated in May 2009 in connection with a reduction in force for the purpose of reducing expenses.

If a change in control was consummated at December 31, 2009 and the employment of each of our Named Executive Officers was terminated without cause, or if an executive resigned for good reason, the estimated benefits that each would receive under their employment agreements would be as follows:

	Received if Terminated Without Cause
	or Resigned for Good Reason in Connection with a Change of Control
				Intrinsic Value	Intrinsic Value
		Unused	Health	of Additional	of Additional
		Paid	Care	Vested Stock	Vested Shares
Name and Principal Position	Salary	Time-off	Benefits	Options (1)	(2)	Total
David F. Hale, Executive Chairman and former Interim Chief Executive Officer (3)	$—	$—	$—	$—	$246,005	$246,005
Richard W. Pascoe, President, Chief Executive Officer and Director	415,000	29,286	16,216	—	43,200	503,702
Jeffrey W. Raser, Senior Vice President and Chief Commercial Officer	270,150	27,193	18,520	—	43,200	359,063
Brian T. Dorsey, Senior Vice President, Technical Operations	253,000	29,191	18,520	—	43,200	343,911
Matthew W. Onaitis, Senior Vice President and General Counse	236,250	27,259	17,764	—	43,200	324,473
Meg M. McGilley, former Vice President and Chief Financial Officer (3)	$—	$—	$—	$—	$—	$—

(1)
The intrinsic value of additional vested stock options shown above is the difference between the closing stock price of $1.08 per share at December 31, 2009 and the exercise price. All additional shares that would vest have an exercise price that exceeds the underlying stock price. Therefore the intrinsic value at December 31, 2009 is zero.

(2)
The intrinsic value of additional vested restricted shares, RSUs and stock options is based on a closing stock price of $1.08 per share at December 31, 2009. In the event of a change in control of our company, all of Mr. Hale’s unvested equity awards would vest. In the event of a change in control of our company, for all of our other executive officers 50% of the unvested shares would vest and the other 50% would convert into the right to receive cash based on the value of the transaction, with such payment deferred until the performance objectives are met. In the event of termination without cause or resignation for good reason in conjunction with a change of control, all such cash would be paid.

(3)
Mr. Hale’s employment agreement expired when he reassumed his role as non-Executive Chairman of the Board in June 2009. Ms. McGilley’s employment was terminated in May 2009 in connection with a reduction in force for the purpose of reducing expenses.

Director Compensation
For a tabular summary of compensation of our directors other than Messrs. Hale and Pascoe, and a corresponding narrative description, see “Compensation of our Board of Directors” and the table entitled “Director Compensation Table” above.

Policy Regarding Tax Deductibility of Compensation
Section 162(m) of the code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s Chief Executive Officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.
The non-performance based compensation paid in cash to our executive officers in 2009 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for 2010 will exceed that limit. In addition, our 2005 Equity Incentive Award Plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation and it will not be subject to the $1 million deduction limitation.
We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.
Compensation Committee Report
The compensation committee has submitted the following report for inclusion in this proxy statement:
We have reviewed and discussed with management the Compensation Discussion and Analysis provisions set forth above. Based on the reviews and discussions referred to above, we recommend to the board of directors that the Compensation Discussion and Analysis set forth above be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2009, filed by us with the SEC.
This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
The foregoing report has been furnished by the compensation committee.
Compensation Committee
Jesse I. Treu, Ph.D. (Chair)
Michael L. Eagle
Thomas G. Wiggans
Compensation Committee Interlocks and Insider Participation
Dr. Treu (chair) and Messrs. Eagle, Wheeler and Wiggans served on our compensation committee during the 2009 fiscal year. No member of the compensation committee was at any time during the 2009 fiscal year or at any other time an officer or employee of the company. None of our executive officers serve, or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We describe below transactions and series of similar transactions, since the beginning of fiscal year 2009, with respect to which we were a party, will be a party, or otherwise benefited, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis pursuant to its charter. In addition, the compensation committee of our board of directors and/or our board of directors will review and approve all compensation-related policies involving our directors and executive officers.
Our board of directors has determined that the members of our board of directors, with the exception of Messrs. Hale, Cobb and Pascoe, none of whom serve on our audit committee, compensation committee, or nominating/corporate governance committee, are independent within the meaning of the independent director standards of the SEC and the Nasdaq Stock Market, Inc.
Employment Agreements and Change of Control Arrangements
We have entered into employment agreements, which are described under “Post-Termination Benefits — Severance Benefits and Change of Control Arrangements” above, with our executive officers.
Indemnification of Officers and Directors
Our restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.
Other Transactions
The approval of the NDA for Silenor triggered a $1,000,000 milestone payment obligation to ProCom One. Mr. Cobb, a member of our board of directors, is a co-founder and President of ProCom One. Mr. Cobb received 48,000 RSUs during 2009 as compensation for his services on our board of directors. These RSUs vest on the first open trading window under our insider trading policy following the first commercial sale of Silenor in the United States.
From March 2009 through May 2009, we entered into separation agreements with the following former executive officers: Robert Jones, our former Vice President of Human Resources, Susan Dubé, our former Senior Vice President of Corporate Development, James L’Italien, our former Senior Vice President of Regulatory Affairs and Quality Assurance and Meg McGilley, our former Vice President of Finance. Under the agreements, the executive officers restructured their severance benefits payable to them under their amended and restated employment agreement with us, so that in connection with their separation from employment we paid two months of their base salary and agreed to pay 110% of the remaining portion of the cash severance and healthcare insurance premiums that would have been payable to each of the executives in connection with their separation from employment under their amended and restated employment agreements. The two months of paid severance was equal to $37,500 for Robert Jones, $44,800 for Susan Dubé, $48,300 for James L’Italien, and $42,500 for Meg McGilley. Each of the former officers also entered into consulting agreements with us that provide for continued vesting in their share-based awards. Each of the executives also received 12 months of accelerated vesting and extension of time to exercise of their stock options, restricted stock and RSUs as set forth under “Post-Termination Benefits — Severance Benefits and Change of Control Arrangements” above.
For Robert L. Jones, the unpaid severance of $228,000 was payable upon the earlier to occur of: (1) the completion of a financing or series of financings of at least $10.0 million, (2) a change of control, or (3) an insolvency event involving the Company, in each case provided that such event occurred prior to February 15, 2010. Because none of such events occurred by such date, the remaining contractual severance obligation to Mr. Jones was eliminated. In March 2010, the compensation committee authorized and directed us to enter into an agreement with Mr. Jones under which he was granted on April 15, 2010 29,295 fully-vested shares of our common stock, which number is equal to the amount of deferred severance he was owed under his separation agreement by the closing price of our common stock on the Nasdaq Capital Market on April 15, 2010.
For the other executive officers, the unpaid severance is $263,000 for Susan Dubé, $293,000 for James L’Italien and $246,000 for Meg McGilley. These severance payments were payable upon the earlier to occur of: (1) the completion of a financing or series of financings of at least $10.0 million, (2) a change of control, (3) an insolvency event involving the Company, or (4) December 31, 2010. The trigger event for the payment of the deferred severance amounts occurred in March 2010.
In July 2009, we raised $6.0 million through a private placement of 5.1 million shares of our common stock and seven-year warrants to purchase up to 5.1 million additional shares of our common stock. Among the investors in the private placement were (1) a trust of which Kurt von Emster, a member of our board of directors, is a trustee and beneficiary; (2) investment funds affiliated with Jesse I. Treu, Ph.D., a member of our board of directors, and (3) investment funds affiliated with Kurt C. Wheeler, a former member of our board of directors.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our board of directors and our audit committee have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010 and has directed that management submit such appointment to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2003 and through the year ended December 31, 2009. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Stockholders are not required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.
The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.
Audit and All Other Fees
The following table presents fees for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for 2009 and 2008 in the following categories:

	2009	2008
Audit fees (1)	$325,000	$428,000
Audit related fees (2)	—	—
Tax fees (3)	13,000	14,000
All other fees (4)	—	—

Total	$338,000	$442,000

(1)
Audit fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, review of our quarterly financial statements, review of our registration statements on Forms S-3 and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit related fees consist of fees billed for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements.

(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

(4)
All other fees consist of fees for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the above category descriptions. There were no such fees incurred during 2009 or 2008.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our registered public accounting firm.
Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
The audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our registered public accounting firm. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10% or more of our common stock are required to file with the SEC on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.
Based solely on our review of the copies of such forms received and the written representations from certain reporting persons, we have determined that no officer, director or 10% beneficial owner known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2009.
STOCKHOLDER PROPOSALS
Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2011 must be received by us no later than December 31, 2010, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our bylaws, a stockholder who wishes to make a proposal at the 2011 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 9, 2011 and no later than March 11, 2011, unless the date of the 2011 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2010 Annual Meeting. If the stockholder fails to give notice by March 11, 2011, then the persons named as proxies in the proxies solicited by the board of directors for the 2011 Annual Meeting may exercise discretionary voting power regarding any such proposal.
ANNUAL REPORT
Our annual report for the fiscal year ended December 31, 2009 will be mailed to stockholders of record on or about April 30, 2010. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.
Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Somaxon Pharmaceuticals, Inc., 3570 Carmel Mountain Road, Suite 100, San Diego, California 92130, Attention: Corporate Secretary.
OTHER BUSINESS
Our board of directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with their best judgment.
All stockholders are urged to complete, sign, date and return the accompanying proxy in the enclosed envelope.
By Order of the Board of Directors,
Richard W. Pascoe
President, Chief Executive Officer and Director

ANNUAL MEETING OF STOCKHOLDERS OF
SOMAXON PHARMACEUTICALS, INC.
June 9, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at https://materials.proxyvote.com/834453
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■	20230000000000000000 0	060910

   PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O O	Richard W. Pascoe Kurt von Emster

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of PricewaterhouseCoopers LLP as Somaxon’s independent registered public accounting firm for the fiscal year ending December 31, 2010:	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.

The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and proxy statement is hereby acknowledged.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SOMAXON PHARMACEUTICALS, INC. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED. THANK YOU.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

☐                    ■
SOMAXON PHARMACEUTICALS, INC.
3570 Carmel Mountain Road, Suite 100
San Diego, California 92130
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
June 9, 2010
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
The undersigned stockholder(s) of SOMAXON PHARMACEUTICALS, INC. hereby constitutes and appoints Richard W. Pascoe and Matthew W. Onaitis, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of Somaxon to be held on June 9, 2010, and at any adjournment or postponement of the meeting, according to the number of shares of common stock of Somaxon that the undersigned may be entitled to vote, and with all powers that the undersigned would possess if personally present, as follows:
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2.
(Continued and to be signed on the reverse side)

■	14475	■